Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is executed as of October 14, 2021 (the “Effective Date”) by and between Lipocine Inc., a corporation organized under the laws of Delaware and having a place of business at 675 Arapeen Drive, Suite 202, Salt Lake City, UT 84108 (“Lipocine”) and Antares Pharma, Inc., a corporation organized under the laws of Delaware and having a place of business at 100 Princeton South, Suite 300, Ewing, NJ 08628 (“Licensee”). Lipocine and Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

WHEREAS, Lipocine has rights to certain data, regulatory filings, patent rights and know- how related to TLANDO® (a BID oral testosterone product) and TLANDO® XR (a QD oral testosterone product);

WHEREAS, Lipocine has received tentative approval for TLANDO® from the FDA (as defined below);

WHEREAS, Lipocine has completed a Phase 2b clinical study of TLANDO® XR;

WHEREAS, Licensee desires to obtain certain rights to develop, manufacture and commercialize Licensed Products (as defined below) in the Field in the Territory as set forth herein; and

WHEREAS, Lipocine desires to grant such rights to Licensee, all in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Lipocine and Licensee hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, capitalized terms shall have the meanings indicated in this Article 1:

1.1 “AbbVie Agreement” means the Amendment and Termination Agreement by and between Lipocine and Abbott Products, Inc., dated March 29, 2012, and the side-letter between Lipocine and Abbott Laboratories, dated July 3, 2012.

1.2 “AB Rated” means “therapeutically equivalent” as determined by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations.”

1.3 “Additional Domain Names” has the meaning set forth in Section 5.10(b).

1.4 “Additional Trademarks” has the meaning set forth in Section 5.9(b).

1.5 “Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this Section 1.5, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question (or, where ownership of fifty percent (50%) or more of such voting interest is prohibited by law, ownership of the maximum amount legally permitted) or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.6 “Agreement” has the meaning set forth in the introductory paragraph.

1.7 “API” means any substance or mixture of substances to be used in the manufacture of a drug product and that, when used in the production of a drug product, becomes an active ingredient in such drug product. Such substance or mixture of substances are designed to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure and function of the body. For avoidance of doubt, the API for the First Product is testosterone undecanoate and the API for the Second Product is testosterone tridecanoate.

1.8 “Applicable Law” means the applicable provisions of any and all laws, ordinances, treaties, statutes, orders, administrative codes, guidances, ordinances, injunctions, rules, rulings, decrees, permits, directives and regulations of or from any court, arbitrator, Regulatory Authority or Governmental Entity having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term, including Data Security and Privacy Laws and GCP, GLP, and GMP.

1.9 “Assigned Agreement(s)” means those agreement(s) listed in Exhibit 1 of the Assignment and Assumption Agreement.

1.10 “Assigned Domain Name(s)” means those domain name(s) listed in Exhibit 2 of the Assignment and Assumption Agreement.

1.11 “Assigned Trademark(s)” means those trademark(s) and trademark application(s) listed in Exhibit 2 of the Assignment and Assumption Agreement.

1.12 “Assignment and Assumption Agreement” means (a) that certain Assignment and Assumption Agreement entered into by the Parties as of the Effective Date and attached hereto as Exhibit 1, or (b) in the event of early termination of this Agreement pursuant to Section 9.2, that certain Assignment and Assumption Agreement by and between the Parties, held in escrow to become effective as of the effective date of such termination of this Agreement and attached hereto as Exhibit 2, as applicable.

1.13 “Authorized Generic Product” means, with respect to a Licensed Product, any oral pharmaceutical product Commercialized by Licensee, its Affiliates or Sublicensees that (a) contains the same API as such Licensed Product, (b) is marketed in the Territory pursuant to the NDA for such Licensed Product, and (c) for the First Product, is not marketed under TLANDO® (or any replacement trademark thereof) and for the Second Product is not marketed under TLANDO® XR or a trademark used by Licensee at such time in its marketing of the Second Product.

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1.14 “Bankruptcy Code” has the meaning set forth in Section 2.11.

1.15 “Bankruptcy Rejection” has the meaning set forth in Section 2.11.

1.16 [***]

1.17 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.18 “Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.19 “Challenge” means if Licensee, its Affiliates or any Sublicensee: (a) institutes, or causes its counsel to institute, any interference, opposition, re-examination, inter partes review or similar proceeding with respect to any Licensed Patent with the U.S. Patent and Trademark Office; (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding, with a court or other governmental body (including, the U.S. Patent and Trademark Office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent; or (c) makes any filing with or certification to, or causes its representative to make any filing with or certification to, the FDA pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or 21 U.S.C. § 355(j)(2)(A)(vii)(IV) with respect to any Licensed Patent.

1.20 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of bona fide public equity or debt financings, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.21 “Change of Control Party” has the meaning set forth in Section 2.8(c).

1.22 [***]

1.23 [***]

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1.24 [***]

1.25 “Clinical Trial” means any of Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or Phase 4 Trial.

1.26 “CMC” means chemistry-manufacturing-and-controls.

1.27 “COGS” means, with respect to an Authorized Generic Product, the cost of goods sold consistently determined and calculated in accordance with GAAP [***].

1.28 “Combination Product” has the meaning set forth in the definition of “Net Sales.”

1.29 “Commercialize”, “Commercialized” or “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distribution and detailing (as well as importing and exporting activities in connection therewith), but excluding activities directed to Development and Manufacturing.

1.30 “Commercial Launch” means, with respect to a Licensed Product, Generic Product or Generic Competing TU Product, the availability of such Licensed Product, Generic Product or Generic Competing TU Product (as applicable) for commercial sale to the public, [***].

1.31 “Commercialization Plan” means, with respect to any Licensed Product(s) approved or reasonably expected to be approved for commercial sale in the Territory pursuant to a Regulatory Approval, a reasonably detailed written plan setting forth the significant Commercialization activities (including timelines and plans for Commercial Launch and related detailing, marketing, branding, advertising, and distribution) and the projected annual sales forecast, as further set forth in Section 4.10.

1.32 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective or activity under this Agreement, [***].

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1.33 “Competitive Activities” has the meaning set forth in Section 2.8(c).

1.34 “Confidential Information” means any information of a confidential or proprietary nature, including know-how and any intellectual property (including invention disclosures, patent applications, proprietary materials or technologies), technical, scientific, economic (including financial and marketing), business, research strategies, trade secrets (including material embodiments thereof), and other information, disclosed by, or on behalf of, a Party to the other Party, regardless of whether such information is specifically designated as confidential or proprietary and regardless of whether such information is in written, oral, electronic, or other form.

1.35 “Control” or “Controlled” means, with respect to any information, material or intellectual property right (including Know-How, Patents, Data, and Regulatory Documentation), that a Party owns or has a license to such information, material or intellectual property right, as applicable, and has the ability to grant to the other Party a license, covenant not to use, sublicense, access, or right to use (as applicable) under, such information, material or intellectual property right as provided under the terms of this Agreement, in each case without violating any obligations of the granting Party owed to a Third Party, breaching the terms of any agreement with a Third Party, or subjecting the granting Party to any additional fee or charge (but excluding royalty and milestone payments with respect to intellectual property rights that are already licensed to such Party as of the Effective Date). Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any information, material or intellectual property right that, (a) prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control or (b) is generated or discovered after such Change of Control independent of this Agreement by employees or consultants of the Third Party that becomes an Affiliate of a Party and who conduct no activities under this Agreement and who have no access to the Confidential Information disclosed or generated under this Agreement, unless (i) prior to the consummation of such Change of Control, such Party or any of its Affiliates also Controlled such information, material or intellectual property right, or (ii) after the consummation of such Change of Control, such acquired Party or any of its Affiliates determines to use or uses any such information, material or intellectual property right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such information, material or intellectual property right, as applicable, will be “Controlled” by such Party for purposes of this Agreement.

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1.36 “Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 7.5(d).

1.37 “Cover” or “Covering” means, with respect to any Licensed Product, Improvement or Invention, that the making, use, sale, offer for sale or importation of such Licensed Product, Improvement or Invention, or the practice of a method with respect to the manufacture or use of such Licensed Product, Improvement or Invention, would infringe a Valid Claim of a Patent, but for the ownership of such Patent or the licenses granted under such Patent in this Agreement.

1.38 “Data” means any and all data, including preclinical data, pharmacology data, chemistry data (including analytical, product characterization, Manufacturing, and stability data), toxicology data, data arising from any Clinical Trial (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data, in each case, that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Products.

1.39 “Data Generating Party” has the meaning set forth in Section 4.5(b).

1.40 “Data Security and Privacy Laws” means any and all laws, legal requirements and self-regulatory guidelines related to data protection and privacy, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any supranational, federal, state, or national legislation relating to Personally Identifiable Information or privacy that is applicable to a Party relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personally Identifiable Information.

1.41 “Debarred Entity” has the meaning set forth in Section 7.5(b).

1.42 “Debarred Individual” has the meaning set forth in Section 7.5(a).

1.43 “Defending Party” has the meaning set forth in Section 5.6(b).

1.44 “Develop”, “Developed” or “Development” means, with respect to each Licensed Product, all research, non-clinical, pre-clinical and clinical development activities, including toxicology and other development efforts, stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (including pre-and post- marketing studies).

1.45 “Development Plan” means, with respect to the Second Product, a reasonably detailed written plan for the Second Product, including a description of all significant Development activities and the projected timelines for achieving such activities, including design and conduct of Clinical Trials.

1.46 “Effective Date” has the meaning set forth in the introductory paragraph.

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1.47 “Enforceable IP” has the meaning set forth in Section 5.4(a).

1.48 “Excluded Individual” or “Excluded Entity” has the meaning set forth in Section 7.5(c).

1.49 “Executive” means for Lipocine, the Chief Executive Officer of Lipocine (or such individual’s designee; provided that such designee is an executive officer of Lipocine), and, for Licensee, the Chief Executive Officer of Licensee (or such individual’s designee; provided that such designee is an executive officer of Licensee). If either position is vacant or either position does not exist, then the person having the most nearly equivalent position (or such individual’s designee) shall be deemed to be the Executive of the relevant Party.

1.50 “Existing Inventory” has the meaning set forth in Section 4.8.

1.51 “FCPA” has the meaning set forth in Section 7.4(b).

1.52 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements thereto.

1.53 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.54 “FDA’s Disqualified/Restricted List” has the meaning set forth in Section 7.5(e).

1.55 “Field” means (a) testosterone replacement therapy in males for conditions associated with a deficiency or absence of endogenous testosterone, as indicated in NDA No. 208088, (b) treatment of Klinefelter syndrome, and (c) all pediatric indications relating to testosterone replacement therapy in males for conditions associated with a deficiency or absence of endogenous testosterone.

1.56 “First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product in the Territory by or on behalf of Licensee or its Affiliates or Sublicensees to a Third Party for end use or consumption of such Licensed Product, after Regulatory Approval has been received.

1.57 “First Product” means the testosterone undecanoate product described in NDA No. 208088 (which, as of the Effective Date, has the proposed brand name TLANDO®) including all forms, compounds, formulations, presentations, specifications, manner of delivery, dosage strengths, line extensions, modifications, developments and Improvements of such product. For clarity, an Authorized Generic Product of the First Product is also a First Product.

1.58 “Force Majeure Event” means any acts or events beyond a Party’s reasonable control, including strikes, lockouts or other labor disturbances (whether involving the workforce of the affected Party or of any other Person), insurrections, riots, civil commotion, quarantines, epidemics, pandemics and other communicable disease outbreaks (including COVID-19 and any variants thereof), government actions, acts of God, omissions or delays in acting by any Governmental Entity (except to the extent such delay results from the affected Party’s or any of its Affiliates’ breach of any term or condition of this Agreement) embargoes, wars, acts of war (whether war be declared or not), acts of terrorism, fires, earthquakes, floods or storms, or failures of Third Party suppliers, or impossibility to obtain materials, components, drug substance, drug product, utilities, equipment, supplies, fuel or other required materials.

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1.59 “GCP” means all applicable current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.60 “Generic Competing TU Product” means an oral testosterone undecanoate product in the Field in the Territory that (a) contains only the same API at the same dosage strength as a Branded Oral TU Product, (b) is sold by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included Licensee or its Affiliates, or any of its or their sublicensees, and (c) is approved in part in reliance on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product (in the U.S., pursuant to Section 505(b)(2) or Section 505(j) of the FD&C Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively)), whether or not such Regulatory Approval was based upon clinical data generated by the Parties pursuant to this Agreement or was obtained using an abbreviated, expedited or other process, and (d) is AB Rated with respect to such Branded Oral TU Product. For the avoidance of doubt, any pharmaceutical product sold by Licensee or its Affiliates or Sublicensee shall not be deemed a Generic Competing TU Product hereunder.

1.61 “Generic Product” means, with respect to a Licensed Product, an oral testosterone product in the Field in the Territory that (a) contains only the same API at the same dosage strength as such Licensed Product, (b) is sold by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included Licensee or its Affiliates, or any of its or their sublicensees, and (c) is approved in part in reliance on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product (in the U.S., pursuant to Section 505(b)(2) or Section 505(j) of the FD&C Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), whether or not such Regulatory Approval was based upon clinical data generated by the Parties pursuant to this Agreement or was obtained using an abbreviated, expedited or other process and (d) is AB Rated with respect to such Licensed Product. Notwithstanding the foregoing, any pharmaceutical product meeting clauses (a) and (d) above that is authorized for distribution in the Territory by Licensee or its Affiliates under a limited sublicense, covenant not to sue, settlement, release, or other arrangement in connection with the settlement of an ANDA litigation proceeding under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, shall be deemed a Generic Product hereunder.

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1.62 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, each as may be amended and applicable from time to time.

1.63 “GMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

1.64 “Governmental Entity” means any regional, central, federal, state, provincial or local court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof.

1.65 “Government Official” has the meaning set forth in Section 7.4(a).

1.66 “Improvement” means any Invention that is (a) a modification, improvement or enhancement to a Licensed Product or Licensed Technology (and including all line extensions of a Licensed Product (e.g. for different dosage strengths of Licensed Product)), and (b) necessary or reasonably useful for the Development, Manufacturing, or Commercialization of a Licensed Product, including all intellectual property rights therein and thereto. Notwithstanding anything to the contrary herein, Improvement excludes New Lipocine Data and Licensee Data.

1.67 “IND” means an Investigational New Drug Application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority, including all supplements and amendments that may be filed with respect to the foregoing.

1.68 “Indemnitee” has the meaning set forth in Section 8.3.

1.69 “Initial FDA Guidance” has the meaning set forth in Section 2.2(b).

1.70 “Invention” means any process, formulation, method, composition of matter, article of manufacture, discovery, improvement, know-how or finding that is conceived or reduced to practice (whether patentable or not) as a result of a Party exercising its rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.71 [***]

1.72 “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.2(a).

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1.73 “Joint Inventions” means any and all Inventions discovered or created jointly by or on behalf of Lipocine or its Affiliates, on the one hand, and Licensee or its Affiliates or Sublicensees, on the other hand, whether or not patented or patentable.

1.74 “Joint Improvements” means any and all Improvements discovered or created jointly by or on behalf of Lipocine or its Affiliates, on the one hand, and Licensee or its Affiliates or Sublicensees, on the other hand, whether or not patented or patentable.

1.75 “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, data, processes, methods, procedures, designs and regulatory correspondence and information (including pharmacological, toxicological, pre-clinical, clinical and manufacturing test data, manufacturing protocols, analytical methods and data, quality control data and process validation) whether or not patentable, but excluding all Data.

1.76 “Licensed Data” means all Data Controlled by Lipocine or its Affiliates as of the Effective Date that is necessary or reasonably useful for (a) the Development or Commercialization of the Licensed Products in the Field in the Territory or (b) the Manufacture of the Licensed Products in or outside of the Territory. For clarity, Licensed Data includes all data set forth in NDA No. 208088, IND No. 106476 and IND No. 119099 as of the Effective Date related Regulatory Documentation.

1.77 “Licensed Know-How” means all Know-How Controlled by Lipocine or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for (a) the Development or Commercialization of the Licensed Products in the Field in the Territory or (b) the Manufacture of the Licensed Products in or outside of the Territory, including, in all cases (including subsections (a) and (b) hereunder), Lipocine Improvements and Lipocine’s joint ownership interest in any Joint Improvements.

1.78 “Licensed Patents” means all Patents, Controlled by Lipocine or its Affiliates as of the Effective Date or during the Term that claims or Covers a Licensed Product or is otherwise necessary or reasonably useful for the (a) Development or Commercialization of the Licensed Products in the Field in the Territory or (b) Manufacture of the Licensed Products in or outside of the Territory, including, in all cases (including subsections (a) and (b) hereunder), Patents Covering Lipocine Improvements and Lipocine’s joint ownership interest in any Patents Covering Joint Improvements. The Licensed Patents existing as of the Effective Date are set forth in Schedule 1.78.

1.79 “Licensed Product” means the First Product or, if and only if Licensee exercises the option to obtain a license to the Second Product in accordance with Section 2.2, the Second Product. “Licensed Products” means, if and only if Licensee exercises the option to obtain a license to the Second Product in accordance with Section 2.2, both the First Product and the Second Product.

1.80 “Licensed Technology” means the Licensed Data, Licensed Know-How, Licensed Patents, and all other intellectual property rights Controlled by Lipocine that are necessary or reasonably useful for (a) the Development or Commercialization of any Licensed Product in the Field in the Territory or (b) the Manufacture of the Licensed Products in or outside of the Territory. Notwithstanding anything to the contrary herein, Licensed Technology excludes intellectual property rights to any molecule, biologic, material, or drug substance other than testosterone undecanoate and testosterone tridecanoate, in each case, as contained in the Licensed Products.

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1.81 “Licensee” has the meaning set forth in the introductory paragraph.

1.82 “Licensee Data” means all Data relating to the Licensed Products Controlled by Licensee or its Affiliates during the Term (other than the Licensed Data).

1.83 “Licensee Improvements” means any and all Improvements discovered or created solely by or on behalf of Licensee during the Term.

1.84 “Licensee Indemnitees” has the meaning set forth in Section 8.2.

1.85 “Licensee Inventions” means any and all Inventions discovered or created solely by or on behalf of Licensee during the Term.

1.86 “Licensee Supplied Product” has the meaning set forth in Section 4.7(b).

1.87 “Lipocine” has the meaning set forth in the introductory paragraph.

1.88 “Lipocine Improvements” means any and all Improvements discovered or created solely by or on behalf of Lipocine during the Term.

1.89 “Lipocine Indemnitees” has the meaning set forth in Section 8.1.

1.90 “Lipocine Inventions” means any and all Inventions discovered or created solely by or on behalf of Lipocine during the Term.

1.91 “Litigation Costs” has the meaning set forth in Section 8.1.

1.92 “Losses” has the meaning set forth in Section 8.1.

1.93 “Manufacture”, “Manufactured” or “Manufacturing” means any and all activities directed to the synthesis, manufacture, formulation, filling and finishing, packaging, storage, handling, releasing, assembly, production, processing, labeling, testing, disposition, packaging and quality control and quality assurance testing (including in-process, release and stability testing, if applicable) of the Licensed Products, including manufacturing process development, process qualification and validation, scale-up, commercial manufacturing and analytical development, product characterization and stability testing, and in each case includes having such activity performed by a contract manufacturer, or “have Manufactured.”

1.94 “NDA” means a “New Drug Application,” as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning a drug product, which are necessary for gaining Regulatory Approval to market and sell a drug product in the relevant jurisdiction.

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1.95 “Net Profit” means, with respect to an Authorized Generic Product in a Calendar Quarter, [***].

1.96 “Net Profit Margin” means, with respect to an Authorized Generic Product in a Calendar Quarter, [***].

1.97 “Net Sales” means the gross amounts invoiced and actually recorded by Licensee, its Affiliates or Sublicensees, for sales of Licensed Product in the Territory to Third Parties (that are not Sublicensees) in an arm’s length transaction, in each case, less the following deductions to the extent actually allowed and taken in accordance with GAAP: [***].

1.98 “New Lipocine Data” means all Data Controlled by Lipocine or its Affiliates during the Term that is necessary or reasonably useful for (a) the Development or Commercialization of the Licensed Products in the Field in the Territory or (b) the Manufacture of the Licensed Products in or outside of the Territory. For clarity, New Lipocine Data excludes Licensed Data.

1.99 “Non-Prosecuting Party” has the meaning set forth in Section 5.2(d).

1.100 “Other Covered Party” has the meaning set forth in Section 7.4(a).

1.101 “Option Party” has the meaning set forth in Section 4.5(b).

1.102 “Party” or “Parties” has the meaning set forth in the introductory paragraph.

1.103 “Patents” means all: (a) patents and patent applications, including any provisional patent applications, (b) any patent application claiming priority from such patent applications or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.104 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.105 “Personally Identifiable Information” or “PII” means any information that identifies or can be used to identify a natural person, including any information defined as “personally identifiable information,” “personal information,” “protected health information,” or “nonpublic personal information” under Applicable Law.

1.106 “Phase 1 Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. Part 312.21(a) (as amended from time to time).

1.107 “Phase 2 Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. Part 312.21(b) (as amended from time to time).

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1.108 “Phase 3 Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. Part 312.21(c) (as amended from time to time).

1.109 “Phase 4 Trial” means a post-marketing human clinical trial of a Licensed Product as described in 21 CFR §312.85 (as hereafter modified or amended).

1.110 “Prosecute”, “Prosecuted” or “Prosecution” means (a) preparing, filing for, prosecuting and maintaining Patents and (b) responding to oppositions, nullity actions, re- examinations, revocation actions and similar proceedings (including conducting or participating in interference and oppositions) filed by a Party against a Third Party Patent or filed by a Third Party against a Patent.

1.111 “Prosecuting Party” has the meaning set forth in Section 5.2(d).

1.112 [***]

1.113 “Regulatory Approval” means, with respect to a country or jurisdiction within the Territory, any approvals, licenses, registrations or authorizations necessary for the commercial manufacture, marketing sale, distribution or use of a Licensed Product in such country or jurisdiction.

1.114 “Regulatory Authority” means any applicable Governmental Entity involved in the granting of Regulatory Approval for Licensed Product in the Field in the Territory.

1.115 “Regulatory Documentation” means all filings, applications and submissions to Regulatory Authorities and other Governmental Entities, including for Clinical Trials, preclinical trials, tests, and studies, relating to a Licensed Product, including all INDs, NDAs and Regulatory Approvals, as well as all correspondence with Governmental Entities (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

1.116 “Residual Knowledge” has the meaning set forth in Section 6.5.

1.117 “Royalty Term” has the meaning set forth in Section 3.4(d).

1.118 [***]

1.119 “Second Product” means, if and only if Licensee exercises the option to obtain a license pursuant to Section 2.2, the testosterone tridecanoate product described in IND No. 119099 (which, as of the Effective Date, has the proposed brand name TLANDO® XR), including all forms, compounds, formulations, presentations, specifications, manner of delivery, dosage strengths, line extensions, modifications, developments and Improvements of such product. For clarity, an Authorized Generic Product of the Second Product is a Second Product.

1.120 “Second Product Development Costs” has the meaning set forth in Section 9.8(a).

1.121 “Second Product Option Exercise Fee” has the meaning set forth in Section 2.2(a).

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1.122 “Sublicense Agreement” means an agreement with a Sublicensee, including co- commercialization agreements, co-promotion or co-marketing agreements, and other similar agreements.

1.123 “Sublicensee” means a Third Party to whom Licensee grants a sublicense pursuant to Section 2.6. For the avoidance of doubt, “Sublicensee” shall include Development and Commercialization partners and entities granted the right to Develop, Manufacture, or Commercialize the Licensed Products or Authorized Generic Products, but shall exclude any contract manufacturers, clinical research organizations, wholesalers or distributors or other service providers typically engaged by companies similar to Licensee in the development, manufacture, commercialization, distribution, marketing, detailing or other exploitation of pharmaceutical products, in each case such Person has been granted a limited sublicense under the rights granted by Lipocine to Licensee under this Agreement in order for such Person to perform services. For clarity, “Sublicensee” shall not include any sublicense, covenant not to sue, settlement, release, or other arrangement in connection with the settlement of an ANDA litigation proceeding under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, and any such arrangements shall be governed by Sections 5.4 and 5.5.

1.124 “Successful Completion” means, with respect to a Phase 3 Trial, [***].

1.125 “Term” has the meaning set forth in Section 9.1.

1.126 “Terminated Product” has the meaning set forth in Section 9.3.

1.127 “Territory” means the United States and all its territories and possessions.

1.128 [***]

1.129 “Third Party” means any Person other than Lipocine, Licensee or any Affiliate of either Lipocine or Licensee.

1.130 [***]

1.131 “U.S. Dollars” and “US$” means United States dollars.

1.132 “USPTO” means the United States Patent and Trademark Office.

1.133 “Valid Claim” means (a) any claim of an issued and unexpired patent that has not been permanently revoked or held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is not appealed or is unappealable, and which patent has not been disclaimed, cancelled, withdrawn, abandoned, or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a claim in a pending patent application that has been pending for no more than [***] years from the filing date of the first utility patent application (or equivalent concept in any such country) and not been abandoned, rejected, cancelled or expired without the possibility of revival or appeal.

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ARTICLE 2

LICENSES AND TRANSITION SERVICES

2.1 License for the First Product. During the Term, subject to the terms and conditions of this Agreement, including Section 2.11, Lipocine hereby grants to Licensee (a) an exclusive (even as to Lipocine and its Affiliates, subject to Section 2.2), royalty-bearing, sublicensable (in accordance with Section 2.6) right and license under the Licensed Technology to Develop and Commercialize the First Product (including the compounds contained therein) in the Field in the Territory, and (b) a co-exclusive (with Lipocine), royalty-bearing, sublicensable (in accordance with Section 2.6) right and license under the Licensed Technology to Manufacture the First Product (including the compounds contained therein) in or outside of the Territory solely for Development and Commercialization of the Licensed Product in the Field in the Territory and to supply Lipocine or its designees with Licensed Product in accordance with Section 4.7(b).

2.2 Option and License for the Second Product.

(a) As of the Effective Date [***]. Commencing on the Effective Date and until Lipocine receives [***], Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one million U.S. Dollars (U.S. $1,000,000).

(b) If the [***] then for a period of [***] days following the date upon which a copy of [***] is delivered to Licensee, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one million U.S. Dollars (U.S. $1,000,000).

(c) If the [***], then during the period of [***] days following the date upon which a copy of such [***] is delivered to Licensee, the Parties shall cooperate in good faith with respect to [***]. For clarity, during such [***] day period, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one million U.S. Dollars (U.S. $1,000,000).

(d) During the period of [***] days following the date of [***] during such [***] day period, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one and one half million U.S. Dollars (U.S. $1,500,000). Notwithstanding the foregoing, should the FDA provide the [***] during such [***] day period, for a period of [***] days following the date upon which a [***] is delivered to Licensee, Licensee shall have the right, but not the obligation, to exercise an exclusive option to obtain a license to the Second Product by (i) notifying Lipocine in writing of its decision to exercise the option and (ii) paying Lipocine one and one half million U.S. Dollars (U.S. $1,500,000).

(e) Notwithstanding anything else to the contrary in Sections 2.2(a) -2.2(d), and regardless of [***], (i) in no event shall the option periods set forth in Sections 2.2(a) -2.2(d) remain in effect beyond March 31, 2022, and (ii) Licensee may end its exclusive option at any time during the option periods set forth in Sections 2.2(a) -2.2(d) by notifying Lipocine of such decision in writing.

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(f) From the Effective Date until the earlier of (i) Licensee’s exercise of its exclusive option to include the Second Product hereunder, (ii) the expiration of the final option period and (iii) Licensee’s decision to ends its exclusive option, Lipocine shall not grant to any Third Party any license under the Licensed Technology to Develop, or Commercialize the Second Product (including the compounds contained therein) in the Field in the Territory or to Manufacture the Second Product (including the compounds contained therein) in or outside of the Territory for the Development, or Commercialization of the Second Product in Field in the Territory.

(g) Upon Lipocine’s receipt of the Second Product Option Exercise Fee, subject to the terms and conditions of this Agreement, including Section 2.11, Lipocine shall grant, and hereby does grant, to Licensee (i) an exclusive (even as to Lipocine and its Affiliates, subject to Section 2.2), royalty-bearing, sublicensable (in accordance with Section 2.6) right and license under the Licensed Technology to Develop and Commercialize the Second Product (including the compounds contained therein) in the Field in the Territory, and (ii) a co-exclusive (with Lipocine), royalty-bearing, sublicensable (in accordance with Section 2.6) right and license under the Licensed Technology to Manufacture the Second Product (including the compounds contained therein) in or outside of the Territory.

2.3 Lipocine’s Reservation of Rights. Licensee acknowledges and agrees that notwithstanding Section 2.1 or Section 2.2(g) (if applicable), Lipocine retains all rights under the Licensed Technology to (a) perform its obligations under this Agreement, (b) Develop, Manufacture, and Commercialize any product (including the Licensed Products) outside the Field in the Territory, (c) Develop, Manufacture, and Commercialize any product (including the Licensed Products) outside the Territory, inside or outside the Field, (d) Develop and Manufacture the Licensed Products in the Field in the Territory solely for Development and Commercialization outside the Field in the Territory, (e) Develop and Manufacture the Licensed Products in the Field in the Territory solely for Development and Commercialization outside the Territory, inside or outside of the Field, and (f) resolve any intellectual property disputes in accordance with Section 5.8. For the avoidance of doubt, Licensee shall not have any right under this Agreement to use or exploit the Licensed Technology for any purpose outside the Field in the Territory or outside of the Territory, inside or outside the Field.

2.4 Rights to Improvements.

(a) Subject to the terms and conditions of this Agreement, including Section 9.6, during the Term Licensee hereby grants Lipocine an exclusive (even as to Licensee and its Affiliates), irrevocable, royalty-free, fully paid-up license, with the right to sublicense through multiple tiers, under the Licensee Improvements to Develop, Manufacture and Commercialize oral testosterone undecanoate and testosterone tridecanoate products outside the Field in the Territory and outside the Territory, inside or outside the Field, and to Develop and Manufacture the Licensed Products in the Field in the Territory solely for Development and Commercialization of the Licensed Products outside the Field in the Territory and outside the Territory, inside or outside the Field.

(b) Subject to the terms and conditions of this Agreement, including Section 9.6, Licensee retains all rights under the Licensee Improvements to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory and to Manufacture the Licensed Products in or outside of the Territory solely for Development and Commercialization of the Licensed Product in the Field in the Territory and to supply Lipocine or its designees with Licensed Product in accordance with Section 4.7(b), in each case subject to Section 2.8.

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2.5 Right of Reference. Subject to the transfer set forth in Section 2.7, Licensee hereby grants to Lipocine a right to reference the portions of NDA No. 208088, IND No. 106476, and IND No. 119099 that exist as of the Effective Date to Develop, Manufacture and Commercialize any product (including the Licensed Products) outside the Field in the Territory and outside of the Territory, inside or outside the Field.

2.6 Sublicenses.

(a) The rights and licenses granted pursuant to Section 2.1 include the right to grant Sublicense Agreements; provided, however, [***]and any such Sublicense Agreement shall be consistent with and subject to the terms and conditions of this Agreement and, without limiting the foregoing, shall include provisions (i) allowing Licensee to conduct an audit of such Sublicensee in a comparable manner to Section 3.9, it being understood that commercially sensitive information may be redacted from such copies, to the extent such information is not necessary to verify compliance hereunder and (ii) requiring such Sublicensee to account for and report its Net Sales of such Licensed Product on substantially the same basis as if such sales were Net Sales hereunder. The terms, conditions and existence of each Sublicense Agreement shall be deemed the Confidential Information of Licensee. Any Sublicense Agreement entered into by Licensee and a Third Party that does not conform with the foregoing shall be deemed null and void. For the avoidance of doubt, Licensee shall have the right to grant sublicenses to its Affiliates without Lipocine’s consent in accordance with Section 10.7.

(b) Licensee shall remain fully responsible to Lipocine for the performance of its Sublicensee(s) with respect to Licensee’s obligations under the terms of this Agreement. Without limiting the foregoing, Licensee shall remain obligated to make all payments due to Lipocine under the terms of this Agreement with respect to the activities of its Sublicensees, including, for clarity, all royalty payments for Licensed Products sold by its Sublicensee(s) and all milestone payments for milestone events achieved by its Sublicensee(s).

2.7 Technology, Documentation, and Materials Transfer and Assistance.

(a) As of the Effective Date, Lipocine shall, and hereby does, transfer and assign to Licensee: (i) all Regulatory Documentation related to the First Product in the Field in the Territory Controlled by Lipocine or its Affiliates as of the Effective Date, including, but not limited to, NDA No. 208088, (ii) the Assigned Trademarks (including associated goodwill) relating to the First Product, (iii) the Assigned Domain Names relating to the First Product, and (iv) the Assigned Agreements relating to the First Product. The formal transfer of Regulatory Documentation shall be effectuated by a dossier transfer letter pursuant to Section 2.7(b), and the transfer and assignment of Assigned Trademarks, Assigned Domain Names, Regulatory Documentation and Assigned Agreements shall be in accordance with the Assignment and Assumption Agreement attached as Exhibit 1. For clarity, Lipocine shall remain the sole owner and title holder to all Licensed Data, and the transfer of ownership of Regulatory Documentation does not alter the ownership of the Licensed Data referenced in such Regulatory Documentation. Effective as of the effective date of Licensee’s exercise of the option under Section 2.2 with respect to the Second Product, if applicable, Lipocine shall, and hereby does, transfer and assign to Licensee all Regulatory Documentation, Assigned Trademarks, Assigned Domain Names, and Assigned Agreements, in each case related to the Second Product in the Field in the Territory, Controlled by Lipocine or its Affiliates as of the effective date of Licensee’s exercise of the option, and the foregoing provision with respect to the First Product shall apply to the Second Product mutatis mutandis.

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(b) Within [***] Business Days of the Effective Date, Lipocine shall deliver the dossier transfer letters attached hereto as Exhibit 3 and Exhibit 4 to the FDA to effectuate the formal transfer of the Regulatory Documentation relating to the First Product to Licensee. Within [***] Business Days of Licensee’s exercise of the option under Section 2.2 with respect to the Second Product and payment of the Second Product Development costs pursuant to Section 2.7(e), Lipocine shall deliver the dossier transfer letter attached hereto as Exhibit 5 to the FDA to effectuate the formal transfer of the Regulatory Documentation relating to the Second Product to Licensee.

(c) Within [***] Business Days of the Effective Date, Lipocine shall complete the Electronic Trademark Assignment System filing with the USPTO and execute all other documents necessary to transfer the Assigned Trademark and all associated goodwill relating to the First Product. Within [***] Business Days of Licensee’s exercise of the option under Section 2.2 with respect to the Second Product and payment of the Second Product Development costs pursuant to Section 2.7(e), Lipocine shall complete the Electronic Trademark Assignment System filing with the USPTO and execute all other documents necessary to transfer the Assigned Trademark and all associated goodwill relating to the Second Product.

(d) As soon as reasonably practical following the Effective Date, Lipocine shall, and shall use Commercially Reasonable Efforts to do so within [***] days following the Effective Date, disclose and transfer to Licensee copies of tangible embodiments of all Licensed Technology, including all technology, Know-How, data, documentation and other information contained therein in its and its Affiliates’ possession. The foregoing disclosure and transfer shall be at Lipocine’s sole expense. Should Licensee exercise the option under Section 2.2 with respect to the Second Product, the foregoing transfer shall apply mutatis mutandis with respect to the Second Product, as of the date of Licensee’s exercise of the option. Throughout the term of this Agreement, subject to Section 9.3, Lipocine shall continue to disclose and transfer to Licensee copies of tangible embodiments of any and all technology, Know-How, data, documentation and other information that comes in its and its Affiliates’ possession that constitutes Licensed Technology.

(e) Without limiting the foregoing Section 2.7(d), promptly after Licensee’s exercise of the option under Section 2.2 to obtain a license to the Second Product, Lipocine will transfer all ongoing Development activities to Licensee and Licensee shall assume all responsibilities and costs of continuing Development of the Second Product. Upon such transfer of Development activities to Licensee, Lipocine will deliver to Licensee an invoice of reasonable, documented expenses (consistent with Schedule 2.7(e)) incurred by or on behalf of Lipocine in its Development of the Second Product, including the cost associated with Clinical Trial(s), CMC, and other Development costs necessary for obtaining Regulatory Approval for the Second Product incurred by Lipocine between [***] and the date of Licensee’s exercise of the option under Section 2.2 with respect to the Second Product, and Licensee shall reimburse Lipocine for all such invoiced expenses within [***] days of Licensee’s receipt of invoice and all reasonable supporting documentation thereof; provided that, (i) if such expenses, in the aggregate, exceed the reimbursable amounts set forth in Schedule 2.7(e) by more than [***], Licensee shall only be obligated to reimburse Lipocine for the amounts set forth [***] unless Lipocine receives prior written approval from Licensee for such overage amounts and (ii) if Licensee does not exercise the option under Section 2.2, it shall have no obligation to pay for any such expenses.

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(f) Beginning as of the Effective Date, Lipocine shall provide reasonable technical assistance and support to Licensee with respect to the transfers set forth in this Section 2.7. Lipocine agrees to make its employees reasonably available at their respective places of employment at Lipocine to consult with Licensee on issues arising during Development, Manufacturing or Commercialization and in connection with any request related to the Licensed Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. Lipocine shall provide all such technical support provided by its employees at its own cost and expense. Lipocine agrees to permit Licensee to independently engage with Lipocine’s non-employee consultants who are knowledgeable about the subject matter of this Agreement and Lipocine shall authorize such consultants to assist Licensee with the technology transfer hereunder, [***].

2.8 Non-Compete.

(a) During the Term, neither Licensee nor any of its Affiliates shall develop, manufacture or commercialize, directly or indirectly, or in-license or otherwise acquire any oral pharmaceutical product containing testosterone undecanoate or testosterone tridecanoate, other than the Licensed Products, in or outside the Territory, inside or outside the Field.

(b) During the Term, and subject to Section 5.8 and Section 9.4, neither Lipocine nor any of its Affiliates shall develop, manufacture, or commercialize, directly or indirectly, or in-license or otherwise acquire any (i) injectable pharmaceutical product [***], or (ii) [***], oral pharmaceutical products containing testosterone in the Field in the Territory.

(c) [***]

2.9 No Diversion. To the extent permitted by Applicable Laws, each Party shall use Commercially Reasonable Efforts not to, and shall use Commercially Reasonable Efforts to cause its Affiliates, licensees, sublicensees, distributors and wholesalers not to, (a) export, distribute, market, promote, offer for sale or sell the Licensed Products outside its territory (for Licensee, the Territory and for Lipocine, the rest of the world outside the Territory); or (b) distribute, market, promote, offer for sale or sell the Licensed Products to any Third Party inside its territory that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Licensed Product in the other Party’s territory, or distribute, market, promote, offer for sale or sell the Licensed Product to another Person that, in turn, will be reasonably likely to do so.

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2.10 No Other Rights. Lipocine and Licensee each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. Any rights of a Party that are not specifically granted to the other Party herein are reserved.

2.11 Section 365(n). Notwithstanding any other provision of this Agreement to the contrary, the Parties expressly acknowledge and agree that in the event either Party becomes a debtor under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), or such equivalent law in the United States or any other country, and rejects (either as a debtor or on its behalf by a bankruptcy trustee) this Agreement pursuant to Section 365 of the Bankruptcy Code or any other equivalent law in the United States or any other country (a “Bankruptcy Rejection”), (a) all rights and licenses including the Licensed Technology, the Licensed Products, Improvements, Licensee Data, and New Lipocine Data, as applicable, granted under or pursuant to this Agreement, including amendments hereto, are, and will otherwise be deemed to be, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to intellectual property as defined in Section 101 of the Bankruptcy Code regardless of whether such intellectual property is domestic or foreign, and shall include all trademarks licensed to the Licensee under this Agreement, and all such intellectual property shall be fully retained by and vested in the licensee as protected (or deemed to be protected) intellectual property rights under Section 365(n) of the Bankruptcy Code regardless of whether the licensor Party files for bankruptcy in the United States or other jurisdiction; (b) the licensee Party shall have all of the rights and elections afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code.

ARTICLE 3

COMPENSATION

3.1 One-Time Payments. In partial consideration of the rights, option, and licenses granted by Lipocine hereunder, subject to the terms and conditions of this Agreement, Licensee shall pay to Lipocine a non-refundable, non-creditable payment of twenty one million U.S. Dollars (U.S. $21,000,000) as follows: (a) eleven million U.S. Dollars (U.S. $11,000,000) on the Effective Date, (b) five million U.S. Dollars (U.S. $5,000,000) on January 1, 2025 if no Generic Competing TU Product has Commercially Launched in the Territory as of such date, and (c) five million U.S. Dollars (U.S. $5,000,000) on January 1, 2026 if no Generic Competing TU Product has Commercially Launched in the Territory as of such date. For avoidance of doubt, the contingent payments under foregoing clauses (b) and (c) shall be deemed waived if a Generic Competing TU Product has Commercially Launched in the Territory as of January 1, 2025, and the contingent payments under foregoing clause (c) shall be deemed waived if a Generic Competing TU Product has Commercially Launched in the Territory between January 1, 2025 and January 1, 2026. In addition, subject to the terms and conditions of this Agreement, if Licensee exercises its option to obtain a license to the Second Product pursuant to Section 2.2, in partial consideration of the rights and licenses granted by Lipocine with respect to the Second Product, Licensee shall pay to Lipocine a non-refundable, non-creditable payment of (a) if Licensee had paid an option fee of one million U.S. Dollars (U.S. $1,000,000), then three million U.S. Dollars (U.S. $3,000,000) on or before the one (1) year anniversary date of the Effective Date and (b) if Licensee had paid an option fee of one million five hundred thousand U.S. Dollars (U.S. $1,500,000), then two million five hundred thousand U.S. Dollars (U.S. $2,500,000) on or before the one (1) year anniversary date of the Effective Date.

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3.2 Development Milestone Payments. To the extent Licensee exercises the option under Section 2.2 and the Second Product becomes a Licensed Product, Licensee shall pay to Lipocine the non-refundable, non-creditable one-time milestone payments set forth below for the achievement by Licensee or its Affiliates or Sublicensees of each of the development milestone events set forth below, said milestone payments to be made upon no later than fifteen (15) days after the occurrence of such event:

Development Milestone Event	Payment
Successful Completion of a Phase 3 Trial for the Second Product in the Field in the Territory	[***] million U.S. Dollars (U.S. [***])
Receipt of Regulatory Approval from FDA for the Second Product	[***] million U.S. Dollars (U.S. [***])

If Licensee receives Regulatory Approval from FDA for the Second Product after the Commercial Launch of a Generic Product (excluding, however, a Generic Product subject to the last sentence of the definition of “Generic Product”) or Generic Competing TU Product, then the applicable [***] milestone payment shall be reduced to [***]. If, for any reason, Licensee receives Regulatory Approval from FDA for the Second Product without achieving the “Successful Completion of a Phase 3 Trial for the Second Product in the United States” milestone event, Licensee shall pay Lipocine the [***] milestone payment corresponding to such milestone event concurrently with Licensee’s milestone payment for receiving Regulatory Approval from FDA for the Second Product. The aggregate maximum of development milestone payments under this Section 3.2 shall in no event exceed thirty-five million U.S. Dollars (U.S. $35,000,000) (or [***] if Licensee receives Regulatory Approval from FDA for the Second Product after the Commercial Launch of a Generic Product (excluding, however, a Generic Product subject to the last sentence of the definition of “Generic Product”) or Generic Competing TU Product).

3.3 Commercial Milestone Payments. In further consideration of the rights and licenses granted by Lipocine hereunder, on an aggregate basis of Net Sales of all Licensed Products by Licensee, its Affiliates, or Sublicensees, Licensee shall pay to Lipocine the commercial milestone payments set forth below within [***] days from the end of the Calendar Year in which the corresponding commercial milestone event has been achieved:

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Commercial Milestone Event	Payment
First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

First achievement of Net Sales in the Territory reaching [***] in a single Calendar Year.	[***]

For avoidance of doubt, if Licensee, its Affiliates, or Sublicensees simultaneously achieves multiple commercial milestone events, Licensee shall simultaneously pay to Lipocine all milestone payments corresponding to all preceding commercial milestone events achieved. By way of example, if in a single Calendar Year Licensee achieves a Net Sales increase from [***], then Licensee shall pay to Lipocine a total of [***] corresponding to the milestone payments for crossing both the [***] and the [***] commercial milestone thresholds.

The payments set forth in this Section 3.3 corresponding to each commercial milestone event shall only be payable one (1) time with respect to any and all Licensed Products developed under this Agreement. For clarity, if a milestone is achieved by the aggregate Net Sales of a first Licensed Product and such milestone payment is made, then no repeat milestone payment is due for such milestone if such milestone is later achieved for a second time based on the Net Sales of a second Licensed Product. For further clarity, the Net Sales of such second Licensed Product shall be aggregated with the Net Sales of the first Licensed Product to determine when any unpaid milestone has been achieved. The aggregate maximum of commercial milestone payments under this Section 3.3 shall in no event exceed one hundred sixty million U.S. Dollars (U.S.$160,000,000).

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3.4 Royalties

(a) Royalty Rates. In further consideration of the rights and licenses granted by Lipocine hereunder, Licensee shall pay to Lipocine a tiered royalty on aggregate annual Net Sales of all Licensed Product by Licensee, its Affiliates, or Sublicensees during the Royalty Term as follows:

Annual Net Sales	Royalty rate
That portion of aggregate annual Net Sales less than or equal to [***]	Fourteen percent [***]

That portion of aggregate annual Net Sales greater than [***] and less than or equal to [***]	Eighteen percent [***]

That portion of aggregate annual Net Sales greater than [***]	Twenty percent (20%)

For the avoidance of doubt, Licensee’s obligation to pay royalties under this Section 3.4 is imposed only once with respect to the same unit of Licensed Product, even if such Licensed Product is Covered by more than one (1) Valid Claim within the Licensed Patents.

(b) Minimum Royalty. Notwithstanding the foregoing Section 3.4(a) and any applicable royalty reductions under Section 3.4(f), Licensee shall pay to Lipocine a minimum royalty during [***]

(c) Payment of Royalties. Licensee shall pay all royalties due and payable on Net Sales of Licensed Products in each Calendar Quarter pursuant to this Section 3.4 within [***] days after the last day of each Calendar Quarter in which the applicable Net Sales underlying such royalties were billed or invoiced by Licensee, its Affiliate or its Sublicensee; provided, that if a Sublicense Agreement provides the Sublicensee with more than [***] days to comply with its payment and reporting requirements, then Licensee shall have up to an additional [***]days to comply with its payment and reporting requirements hereunder (i.e., no more than [***]days).

(d) Royalty Term. Notwithstanding anything to the contrary, the royalties under this Section 3.4 shall be payable in respect of each Licensed Product until, on a Licensed Product- by-Licensed Product basis, the period commencing with the First Commercial Sale of such Licensed Product until the later of (i) the expiry of the last-to-expire Valid Claim of a Licensed Patent that Covers such Licensed Product the Field in the Territory and (ii) ten (10) years after the First Commercial Sale of such Licensed Product in the Field in the Territory (the “Royalty Term”). On a Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term, the license grants under Section 2.1 and Section 2.2(g) (if applicable) shall become perpetual, fully- paid up, royalty-free, and non-exclusive.

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(e) Upstream Licensor. Lipocine shall be solely responsible for all royalty payments under the AbbVie Agreement.

(f) Royalty Reduction.

i.	Generic Entry. On a Licensed Product-by-Licensed Product basis:

(A) In the event of a Commercial Launch of a Generic Product in the Territory which results in a decline in Net Sales of such Licensed Product of between [***] and [***] for any [***] consecutive Calendar Quarters compared to the Net Sales of such Licensed Product for the [***] consecutive Calendar Quarters immediately prior to the launch of such Generic Product, then the royalty payments under Section 3.4(a) shall be reduced by [***] for such Licensed Product until such time that such Generic Product (and any other equivalent Generic Product launched during the time that the first Generic Product is on the market) is no longer on the market.

(B) In the event of a Commercial Launch of a Generic Product in the Territory which results in a decline in Net Sales of such Licensed Product of greater than [***] for any [***] consecutive Calendar Quarters compared to the Net Sales of such Licensed Product for the [***] consecutive Calendar Quarters immediately prior to the launch of such Generic Product, then the royalty payments under Section 3.4(a) shall be reduced by [***] for such Licensed Product until such time that such Generic Product (and any other equivalent Generic Product launched during the time that the first Generic Product is on the market) is no longer on the market.

(C) In the event of a Commercial Launch of a Generic Competing TU Product in the Territory which results in a decline in Net Sales of the First Product of greater than [***] for any [***] consecutive Calendar Quarters compared to the Net Sales of the First Product for the [***] consecutive Calendar Quarters immediately prior to the launch of such Generic Competing TU Product, then the royalty payments under Section 3.4(a) shall be reduced by [***] for the First Product until such time that such Generic Competing TU Product (and any other equivalent Generic Competing TU Product launched during the time that the first Generic Competing TU Product is on the market) is no longer on the market.

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ii. Third Party Intellectual Property. Excluding any royalty payments due and payable by Lipocine under the AbbVie Agreement or that are owed by Licensee pursuant to Section 5.8(b), if Licensee determines in good faith that intellectual property rights controlled by a Third Party are necessary for (a) the Development or Commercialization of a Licensed Product in the Field in the Territory or (b) the Manufacture of a Licensed Product in or outside of the Territory, Licensee may reduce the royalty payments under Section 3.4(a) by deducting [***] of all amounts paid by Licensee to such Third Party for rights to such Third Party’s intellectual property; provided that, Licensee shall use Commercially Reasonable Efforts to negotiate commercially reasonable terms for such rights and shall seek Lipocine’s prior written consent in accordance with Section 5.5 prior to entering into an agreement with respect thereto, such consent not to be unreasonably withheld, conditions, or delayed.

iii. [***]

iv. Authorized Generic. The royalty rate for a Licensed Product that is an Authorized Generic Product shall not exceed [***] of the Net Profit Margin for such Authorized Generic Product. If the royalty rate for a Licensed Product that is an Authorized Generic Product exceeds [***] of the Net Profit Margin, then the royalty rate for such Authorized Generic Product shall be reduced to [***] of the Net Profit Margin for such Authorized Generic Product.

v. Maximum Reduction. The maximum aggregate reduction with respect to each applicable Licensed Product during any Calendar Quarter pursuant to this Section 3.4(f) shall be capped at [***] of the amount of the royalty that would be payable under Section 3.4(a) prior to any such reductions.

3.5 Payment Method. All payments made by Licensee under this Agreement shall be made in U.S. Dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Lipocine.

3.6 Late Payment Interest. Any undisputed payment due and payable to Lipocine under the terms and conditions of this Agreement, including any royalty payment, made by Licensee after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest on a monthly basis until such payment is made at a rate equal to the lesser of either (a) [***] as reported by the Wall Street Journal, New York Edition, as of the date such payment was due and payable, or (b) the maximum rate permitted by Applicable Law.

3.7 Records and Reports.

(a) Within [***] days of the end of each Calendar Quarter, Licensee shall provide to Lipocine a good faith estimate of the Net Sales of each Licensed Product during such Calendar Quarter. Concurrent with each royalty payment made in accordance with Section 3.4(c), Licensee shall provide a report to Lipocine describing in reasonable detail the calculations of all royalty payments owed to Lipocine from such Calendar Quarter, including the gross amount billed or invoiced by Licensee, its Affiliate or Sublicensee for sale or other disposition of Licensed Products, the itemized deductions against such gross amount in accordance with Section 1.97 in order to determine Net Sales, and the royalty rate applied.

(b) Licensee shall maintain complete and accurate records sufficient to enable accurate calculation of royalties and other payments due to Lipocine hereunder. Such records and books of account shall be preserved by Licensee for a period of at least [***]years after the end of the period covered by such records and books of account, which obligation shall survive termination of this Agreement.

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(c) Licensee must ensure that its Sublicensees provide reports and keep records in a manner consistent with this Section 3.7. Licensee shall provide reports received from Sublicensees to Lipocine with the applicable payment.

3.8 Taxes. Licensee may withhold from payment made to Lipocine under this Agreement any income tax required to be withheld by Licensee under Applicable Law. If any tax is withheld by Licensee, Licensee shall provide Lipocine receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any Applicable Law which is in effect. The Parties shall discuss applicable mechanisms for minimizing taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

3.9 Audit Rights. Licensee shall permit an independent public accountant designated by Lipocine and acceptable to Licensee (such acceptance not to be unreasonably denied, conditioned, or delayed), to have access, no more than [***] in each Calendar Year during the Term and for the [***] Calendar Years following the termination or expiration of this Agreement, during regular business hours and upon at least [***] days written notice, to Licensee’s records and books to the extent necessary to determine the accuracy of Net Sales reported and payments made by Licensee to Lipocine within the [***]year period immediately preceding such an audit. No period will be audited more than once unless an audit uncovers a material inaccuracy that is disputed by a Party, in which event a further audit will be permitted in order to facilitate dispute resolution. Before beginning its audit, the independent public accountant shall enter into a confidentiality agreement acceptable to Licensee pursuant to which such independent public accountant shall keep confidential all information reviewed during such audit. The independent public accountant shall disclose to each Party only (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to Lipocine under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. If Net Sales are understated by greater than [***], the fees and expenses of such accountant shall be paid by Licensee; otherwise the fees and expenses of such accountant shall be paid by Lipocine. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Licensee subject to Article 6.

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ARTICLE 4

PRODUCT ACTIVITIES

4.1 Diligence.

(a) Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Products in the Field in the Territory and Manufacture the Licensed Products in or outside of the Territory, either directly or through an Affiliate or Sublicensee. Licensee shall use Commercially Reasonable Efforts to obtain and maintain all necessary Regulatory Approvals in connection with the foregoing obligations. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to perform Development activities relating to the Second Product in accordance with the Development Plan (including as reasonably amended from time-to-time).

(b) Without limiting Licensee’s obligations under Section 4.1(a) and to the extent Licensee exercises the option under Section 2.2 and the Second Product becomes a Licensed Product, Licensee shall use Commercially Reasonable Efforts to initiate a Phase 3 Trial of the Second Product by no later than [***] for purposes of obtaining Regulatory Approval of the Second Product in the Field in the Territory.

4.2 Joint Development Committee.

(a) Upon the Effective Date, the Parties shall establish a joint committee dedicated to overseeing Licensee’s Development of the Licensed Products in the Field in the Territory (the “Joint Development Committee” or the “JDC”). Each Party shall appoint [***] representatives who possess a general understanding of Development matters to act as its representatives on the JDC. Each Party shall designate one of its representatives as a co-chair of the JDC. Each co-chair shall serve as the primary single point of communication within the respective Party’s organization with respect to JDC activities, confer with the co-chair of the other Party regarding JDC logistics and issues and disputes to be raised during JDC meetings, and ensure each Party’s compliance with the rules governing the JDC. Each Party may replace one or more of its representatives (including the co-chair), in its sole discretion, effective upon written notice to the other Party of such change. Each Party’s representatives on the JDC, and any replacement for any such representative, shall be bound by the obligations of confidentiality set forth in Article 6. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

(b) The JDC shall, consistent with the terms and conditions set forth in this Agreement:

i. review and promptly comment on the initial Development Plan for the Second Product for obtaining Regulatory Approval in the Territory (to the extent Licensee exercises the option under Section 2.2 and the Second Product becomes a Licensed Product);

ii. review and promptly comment on any material updates or amendments to the Development Plan;

iii. keep Lipocine reasonably informed, at each JDC meeting, as to the progress of Licensee’s material Development activities under the Development Plan;

iv. review and promptly comment on material Development activities not otherwise included in the Development Plan, including any Phase 4 Trials and other Clinical Trials to be conducted by Licensee to amend the label for a Licensed Product such as to change in dosage forms, strengths, indications or other modifications;

v. keep the other Party reasonably informed of any Licensee Improvements, Lipocine Improvements or Joint Improvements;

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vi. subject to Section 4.5 and solely to the extent necessary to effectuate Section 4.5, keep the other Party reasonably informed of the creation of any new Licensee Data or New Lipocine Data generated by a Party or its Representatives (but for clarity, this Section 4.2(b)(vi) shall not permit any access to any Licensee Data or New Lipocine Data by the non-Data Generating Party, which access shall be subject to the terms and conditions of Section 4.5); review and promptly comment on material Regulatory Documentation and material amendments thereto for the Licensed Products prior to submission by Licensee to FDA;

vii. review and approve any material aspects of Clinical Trials in accordance with Section 4.4(b);

viii. perform any and all tasks and responsibilities that are otherwise expressly attributed to the JDC under the Agreement; and

ix. perform such other functions as the Parties may mutually agree in writing.

For the avoidance of doubt, should Licensee determine that JDC review and comment in accordance with this Section 4.2(b) is materially hindering its Development activities hereunder (e.g., review is taking an unreasonably long time) due to Lipocine’s representative(s)’s action, inaction or omission, Licensee may proceed with its planned Development activities prior to receipt of comment from the JDC, provided that Licensee’s decision to proceed is consistent with its obligations to use Commercially Reasonable Efforts with respect to Development hereunder. Notwithstanding the foregoing, nothing in this Section 4.2, shall prevent Licensee from taking action to address a safety concern.

(c) To the extent Licensee exercises the option under Section 2.2 and the Second Product becomes a Licensed Product, the JDC shall meet at least (i) [***] per Calendar Quarter until Regulatory Approval of the Second Product and (ii) for the remainder of the Term, at least [***] per Calendar Year. If the First Product is the only Licensed Product, the JDC shall meet at least [***] per Calendar Year during the Term. The location of JDC meetings shall alternate between locations designated by Lipocine and locations designated by Licensee. The co-chairs of the JDC shall be responsible for calling meetings on reasonable prior notice. Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. The co-chairs may suggest topics for the agenda for JDC meetings and prepare and circulate to the JDC for review and approval of the Parties’ minutes of each meeting within [***] days of a JDC meeting. The Parties shall agree on the minutes of each meeting as promptly as practicable following receipt of the initial draft minutes of such meeting. Representatives of the Parties on the JDC may attend meetings by telephone, videoconference or in person; provided that each participant in any meeting held by telephone or videoconference can hear what is said by, and be heard by, all other participants. Until Regulatory Approval of the Second Product (if applicable), at least [***] (1) JDC meeting per year shall be held in person, unless by reason of a Force Majeure Event, travel or in-person meeting cannot reasonably occur. A quorum of the JDC shall exist whenever there is present at a meeting at least [***] representative appointed by each Party. As appropriate, and upon at least [***]business days’ prior written notice to the other Party, a Party may allow its other employees or a Third Party to attend JDC meetings as observers; provided, however, that a Party shall not allow a Third Party to attend a JDC meeting without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed; and provided further, however, that each such additional attendee (i) shall not participate in the decision-making process of the JDC and (ii) shall agree in writing to be bound by obligations of confidentiality and non-disclosure consistent with those set forth in Article 6. Each Party may also call for special meetings of the JDC with reasonable prior written notice to the other Party (it being agreed that at least [***] business days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the JDC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

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(d) Each Party shall provide the JDC such material information as required under this Agreement or as otherwise reasonably requested by the other Party and reasonably available to such Party to enable the other Party to perform its material obligations under this Agreement, in each case relating to the progress of material activities under the Development Plan and other agreed upon material activities with respect to each Licensed Product.

(e) If a dispute arises that cannot be resolved by the JDC through good faith discussions, the co-chair of either Party may cause such dispute to be referred to their respect Party’s respective Executives for resolution. Such Executives (or their designees) will in good faith seek to resolve the matter within [***] days after the matter has been referred to them, or within such longer time period as the Parties may mutually agree upon. In the event that consensus cannot be reached with respect to a decision after a meeting of the Executives, then Licensee shall have the final decision-making authority for all Development activities, provided that Licensee’s decision is consistent with its obligations to use Commercially Reasonable Efforts with respect to Development hereunder.

(f) The JDC shall not have any authority beyond the authority with respect to the matters expressly set forth in this Agreement nor any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

4.3 Development.

(a) Subject to its obligation to use Commercially Reasonable Efforts as further set forth in Section 4.1(b), Licensee shall have sole control over and decision-making authority with respect to the Development of all Licensed Products in the Field in the Territory, including the conduct of any Clinical Trials (including Phase 4 Trials) necessary to obtain and maintain Regulatory Approval of the Licensed Products in the Field in the Territory. All Data obtained from Clinical Trials conducted by Licensee shall be Licensee Data.

(b) Lipocine shall be responsible for the Development of all Licensed Products outside the Field in the Territory and outside of the Territory, inside or outside the Field, and all costs and expenses for such Development, including conduct of any Clinical Trials (including Phase 4 Trials) necessary to obtain and maintain Regulatory Approval of the Licensed Products outside the Field in the Territory and outside of the Territory, inside or outside the Field. All Data obtained from Clinical Trials conducted by Lipocine shall be New Lipocine Data.

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4.4 Development Plan.

(a) The significant Development activities related to Licensee’s Development of the Second Product in the Field in the Territory will be set forth in the Development Plan, as such may be revised by Licensee in its sole discretion from time to time. [***].

(b) [***]

4.5 Development Data and Costs.

(a) Except as set forth in this Section 4.5, each Party shall bear one hundred percent (100%) of all costs and expenses for Development activities for which it has responsibility under Section 4.3. If either Party desires to conduct a Clinical Trial which is expected to generate Data that is reasonably likely to be useful for the Development or Commercialization of a Licensed Product in the other Party’s territory or field, then such Party shall discuss with the other Party in good faith splitting of the costs and expenses of such Clinical Trial or CMC, and upon reaching written agreement regarding cost-splitting, the Parties shall negotiate in good faith a license agreement with respect to such Data that contains the licenses set forth in Section 4.5(c).

(b) If the Parties choose to not to equally share the costs of such Clinical Trial or CMC and one Party nonetheless conducts such Clinical Trial or CMC at its own cost and expense (“Data Generating Party”), then upon completion of such Clinical Trial or CMC, the other Party (“Option Party”) shall not have the right to access the Data arising therefrom for any reason; provided however that such Option Party shall have an option to acquire rights to such Data in accordance with the following:

i. Upon completion of such Clinical Trial or CMC, the Data Generating Party shall promptly provide written notice to the Option Party of such completion. Following receipt of such written notice, the Option Party shall have the right, at any time during the Term, to notify the Data Generating Party of its desire to acquire rights to New Lipocine Data (if Licensee is the Option Party) or Licensee Data (if Lipocine is the Option Party), as applicable. Upon receipt of such notice, the Parties shall negotiate in good faith a license agreement with respect to such New Lipocine Data or Licensee Data, as applicable, that contains the licenses set forth in Section 4.5(c), provided that: [***].

4.6 Regulatory Responsibilities and Costs.

(a) On and after the Effective Date, Licensee shall bear one hundred percent (100%) of all costs and expenses associated with regulatory activities related to the Licensed Products in the Field in the Territory, including preparation and submission of Regulatory Documentation to obtain and maintain Regulatory Approvals, and shall use Commercially Reasonable Efforts thereto.

(b) Lipocine representatives shall have the right, but no obligation, to attend as an observer any meeting (whether in person or by electronic means) between Licensee and FDA regarding the Licensed Products. Upon Lipocine’s request, Licensee shall provide copies of all Regulatory Documentation (excluding any Licensee Data contained therein unless the Parties enter into a license agreement with respect thereto in accordance with Section 4.5 or unless that portion of Licensee Data is safety data required to be disclosed to a Regulatory Agency pursuant to pharmacovigilance obligations outside the Territory (in accordance with a pharmacovigilance agreement entered into between the Parties)) regarding the Licensed Products Controlled by Licensee including all correspondence between Licensee and FDA related to the Licensed Products in the Territory.

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(c) [***]

(d) Licensee shall be responsible for ensuring, at its sole expense, that the Development and Commercialization of all Licensed Products in each applicable jurisdiction within the Territory are in compliance with Applicable Laws in all material respects, including all rules and regulations promulgated by applicable Regulatory Authorities. Specifically and without limiting the foregoing, Licensee shall file all compliance filings, certificates and safety reporting for the Licensed Products at its sole expense in the Territory.

(e) Licensee shall, at its own cost and expense, control and conduct all pharmacovigilance and medical affairs activities in the Territory for the Licensed Products. To the extent the Licensed Products are Developed or Commercialized by Lipocine outside the Field in the Territory or outside of the Territory, inside or outside the Field, Licensee and Lipocine (or Lipocine’s licensee as applicable) will enter into a pharmacovigilance agreement outlining their respective obligations with respect to pharmacovigilance.

(f) Licensee shall be responsible, at its own cost and expense, for taking all actions related to adverse event reporting and other regulatory obligations for the Licensed Products in the Territory that are legally required of the holder of a Regulatory Approval application, license, registration or authorization.

4.7 Manufacturing.

(a) Licensee shall be solely responsible for Manufacturing the Licensed Products for Licensee’s Development and Commercialization purposes. Licensee shall use Commercially Reasonable Efforts to initiate Manufacturing of the Second Product (if applicable) in accordance with the timelines set forth in the Development Plan.

(b) Should Lipocine notify Licensee that it wishes to obtain a supply of Licensed Product for clinical or non-clinical use from Licensee following the Effective Date (“Licensee Supplied Product”), the Parties shall in good faith negotiate a supply agreement (which shall incorporate the terms set forth in Schedule 4.7, in addition to other commercially reasonable and customary terms) and accompanying quality agreement, which shall collectively govern Licensee’s use of Commercially Reasonable Efforts to supply Lipocine with Licensee Supplied Product in bulk capsule form (i.e. not packaged or finished product) from Licensee’s existing inventory, in each case for use outside the Field in the Territory or outside the Territory inside or outside the Field.

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(c) Notwithstanding the foregoing clauses of this Section 4.7, Lipocine may continue and maintain Manufacturing relationships with contractors and suppliers that exist as of the Effective Date and to use such contractors and suppliers to supply Licensed Products to Lipocine in accordance with its retained rights set forth in Section 2.2(a).

4.8 Existing Inventory. In accordance with Schedule 4.8-A, within [***] days of (a) the Effective Date with respect to the First Product or (b) the option exercise date with respect to the Second Product, Licensee shall purchase from Lipocine the Licensed Products, raw materials, excipients, active pharmaceutical ingredients, and other works in progress for the Licensed Products set forth on Schedule 4.8-B (collectively, “Existing Inventory”) at the prices for the Existing Inventory as set forth on Schedule 4.8-B. For clarity, (i) Licensee’s purchase obligations under this Section 4.8 are subject to the testing and acceptance procedures set forth in Schedule 4.8-A and only apply to that portion of the Existing Inventory that is of sufficient quality (as determined by such testing and acceptance procedures set forth in the approved specifications) and shelf-life to be usable by Licensee for Development, Manufacturing, or Commercialization of the Licensed Products, (ii) Licensee is not obligated to purchase any Licensed Products, raw materials, excipients, active pharmaceutical ingredients, and other works in progress for the Licensed Products, except as expressly set forth on Schedule 4.8-B, and (iii) all references to the Second Product in Schedule 4.8 shall apply if and only if Licensee exercises the option with respect to the Second Product pursuant to Section 2.2. Notwithstanding anything to the contrary in this Agreement, in the event all or a substantial portion (i.e., equal to or greater than [***]) of the finished bulk product of the Existing Inventory (i.e. finished capsules in bulk packaging and, for clarity, not raw materials or API) set forth in Schedule 4.8-B fails the testing and acceptance procedures set forth in Schedule 4.8-A, the [***]month periods after receipt of final FDA Regulatory Approval set forth in Sections 4.9 and 9.2(c) for the First Product shall automatically be modified to be [***]months after Licensee’s CMO supplies Licensee sufficient quantities of finished and labelled First Product meeting all quality requirements to launch the First Product in the Field in the Territory.

4.9 Commercialization. Licensee shall bear one hundred percent (100%) of all costs and expenses associated with Commercialization of the Licensed Products in the Field in the Territory. Licensee shall use Commercially Reasonable Efforts to complete the First Commercial Sale of each Licensed Product (if Licensee exercises its option to include the Second Product under this Agreement in accordance with Section 2.2) in the Field in the Territory no later than [***] months after receipt of final FDA Regulatory Approval for such Licensed Product.

4.10 Commercialization Plan. Commencing at least [***] days prior to the projected First Commercial Sale of each Licensed Product in the Territory, Licensee shall deliver to Lipocine a Commercialization Plan for the applicable Licensed Product for review and comment, [***].

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ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Intellectual Property Ownership.

(a) The Parties agree that ownership of all Inventions shall be allocated based on inventorship, as determined in accordance with U.S. law governing inventorship and shall apply for all Inventions. Each Party shall disclose to the other Party, all Inventions arising under this Agreement and made, created or discovered by it or its employees, representatives, or agents, in writing after the actual or constructive reduction to practice of such Inventions as soon as practicable.

(b) Subject to the rights granted hereunder to Licensee, Lipocine shall own all right, title and interest in and to all (i) Licensed Technology, (ii) Lipocine Inventions (including Lipocine Improvements), (iii) Lipocine’s undivided [***] interest in and to all Joint Inventions (including Joint Improvements), and (iv) New Lipocine Data and intellectual property rights therein.

(c) Subject to the rights granted hereunder to Lipocine, Licensee shall own all right, title and interest in and to all (i) Licensee Inventions (including Licensee Improvements), (ii) Licensee’s undivided [***] in and to all Joint Inventions (including Joint Improvements), and (iii) Licensee Data and intellectual property rights therein.

(d) The Parties shall jointly own all Joint Inventions (including Joint Improvements). Subject to the rights granted by a Party to the other Party hereunder, (i) neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit any Joint Inventions (including Joint Improvements), and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting; and (ii) each Party hereby grants to the other Party a nonexclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers (except as otherwise expressly provided in this Agreement) under their undivided interest in the Joint Inventions (including Joint Improvements), to exploit the Joint Inventions.

5.2 Patent Maintenance and Prosecution.

(a) Subject to Section 5.2(d), Lipocine shall be responsible, in its sole discretion and at its sole expense, for Prosecuting the Licensed Patents and any Patents Covering Lipocine Inventions.

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(b) Subject to Section 5.2(d), Licensee shall be responsible, in its sole discretion and at its sole expense, for Prosecuting any Patents Covering Licensee Inventions (including Licensee Improvements).

(c) Subject to Section 5.2(d), the Parties shall be jointly responsible for Prosecuting any Patents Covering Joint Inventions (and not otherwise included in the Licensed Patents). The Parties shall [***] share the cost of initial drafting and preparation of the patent applications Covering Joint Inventions (including Joint Improvements), and thereafter, Licensee shall be responsible for all Prosecution costs in the Territory and Lipocine shall be responsible for all Prosecution costs outside the Territory. At all times, the Parties shall use good faith effort to coordinate their Prosecution strategy, shall make available to each other copies of all material correspondence and submissions with any patent office regarding the Patents being prosecuted hereunder, and reasonably consider any comments from the other Party. If a Party confirms in writing that it declines its Prosecution responsibility or its share the costs and expenses, then the remaining Party shall take full responsibility at its sole cost and expense, and the first Party shall no longer have rights to control Prosecution of such Patents.

(d) The Party having Prosecuting responsibilities (“Prosecuting Party”) under this Section 5.2 shall keep the other Party (“Non-Prosecuting Party”) reasonably informed with respect to its Prosecuting activities, consult in good faith with the Non-Prosecuting Party regarding such activities, provide the Non-Prosecuting Party with copies of all material correspondence with applicable patent authority, consider in good faith any comments from the Non-Prosecuting Party, and provide the Non-Prosecuting Party with final copies of all documents submitted to or received from with applicable patent authority. If the Prosecuting Party decides to cease activities relating to Prosecuting any U.S. Licensed Patents for which it is responsible, such Party shall provide written notice thereof to the other Party and discuss in good faith with the other Party the reasons for ceasing such activities. Thereafter, the Non-Prosecuting Party may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution of such U.S. Licensed Patent, and the Prosecuting Party shall cooperate to enable the Non-Prosecuting Party to do so, provided, however, Licensee may offset any out-of-pocket cost and expense incurred by Licensee in prosecuting any U.S. Licensed Patents by deducting such amounts from the royalties owed to Lipocine, subject to the royalty reduction cap under Section 3.4(f)ii. Without limiting the foregoing, Lipocine agrees to not abandon any issued patents within the U.S. Licensed Patents during the Term without Licensee’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) [***]

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5.3 Patent Term Extension. The Parties will cooperate with each other in gaining extensions of Patent term where applicable to a Licensed Product in the Territory. In the event of any disagreement, Lipocine shall have final authority as to term extension.

5.4 Enforcement.

(a) Notification. Each Party shall promptly notify the other Party when it becomes aware of any infringement misappropriation, or violation of any of the Licensed Technology (“Enforceable IP”) by a Third Party in the Field in the Territory that becomes known to such Party.

(b) [***]

(c) [***]

5.5 Cooperation. In any action under Section 5.4, the Parties shall provide each other with reasonable cooperation, and, upon the request and at the expense of the Party bringing suit, the other Party shall make available to the Party bringing suit, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this Article 5, neither Party shall make any settlements of any suit, proceeding or action relating to an infringement, misappropriation or violation of Enforceable IP in the Field in the Territory under Section 5.4 without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

5.6 Defense Against Third Party Claims.

(a) Notification. Each Party shall promptly notify the other Party when it becomes aware of any claim by a Third Party that the activities of a Party relating to a Licensed Product infringe Patent rights or misappropriate other intellectual property rights of such Third Party.

(b) Defense. If a Licensed Product in the Field in the Territory becomes the subject of a Third Party’s claim or assertion of infringement, misappropriation, or violation of a Third Party’s intellectual property rights, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”), provided, however, subject to Section 5.8, [***] .

5.7 Third Party Declaratory Judgment or Patent Challenges. If a Third Party asserts, in a declaratory judgment action, administrative proceeding (e.g. inter partes review), or similar action, that a Licensed Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. The Party having the right to prosecute such Patent rights under Section 5.2 shall use Commercially Reasonable Efforts to defend against such action or claim. Any costs and expenses with respect to such defense with respect to such Patent rights shall be borne by the Party or Parties responsible for the expenses of prosecuting such Patent rights, and the Parties shall reimburse one another for such expenses in the same manner as the Parties are to bear and reimburse one another for the expenses relating to prosecution and maintenance of Patent rights in accordance with Section 5.2. If such Party fails, notwithstanding the foregoing, to assume such defense and use Commercially Reasonable Efforts in respect to any Licensed Patent, the other Party shall have the right to defend against such action or claim at such other Party’s expense.

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5.8 Clarus Dispute.

(a) Settlement. Licensee acknowledges that Lipocine and Clarus have entered into a Confidential Settlement Agreement, dated July 13, 2021, attached hereto as Exhibit 6 (the “Clarus Settlement Agreement”). Lipocine acknowledges and agrees that Licensee’s written consent shall be required for any amendment to the Clarus Settlement Agreement. [***]

(b) [***]

(c) [***]

5.9 Trademark.

(a) During the Term, Licensee shall be the sole owner of the Assigned Trademarks and solely responsible, at its own cost, for the registration, filing, and maintenance of the Assigned Trademarks. Licensee shall keep Lipocine reasonably informed with respect to such activities, consult in good faith with Lipocine regarding such activities, and provide Lipocine with copies of all of material communications and filings with the trademark authority. Licensee shall not abandon the Assigned Trademark without Lipocine’s prior written consent. In the event Licensee materially fails to fulfill its obligations under this Section 5.9 and such failure materially adversely affects Lipocine or the Assigned Trademarks, Licensee shall assign back to Lipocine the Assigned Trademark and all associated goodwill therein within [***] days following notice of such failure from Lipocine if Licensee fails to cure such failure within such [***] day notice period. In the event the Assigned Trademark and all associated goodwill is assigned back to Lipocine, such Assigned Trademark and all associated goodwill shall automatically be deemed licensed to Licensee and shall be considered Licensed Technology, subject to the terms and conditions of this Agreement, including Section 5.9(c).

(b) In addition to the Assigned Trademark, Licensee shall have the right to use and apply for additional trademarks for Licensed Products (including for the Second Product if applicable) for use in the Field in the Territory (“Additional Trademarks”). Licensee shall be the sole owner of any Additional Trademarks and shall be solely responsible, at its own cost, for the registration, filing, and maintenance of any Additional Trademark. For avoidance of doubt, subject to Section 5.9(c), Lipocine shall have the right to use and apply for any trademark for Licensed Products outside the Field in the Territory and outside the Territory inside or outside the Field.

(c) Neither Party shall, directly or indirectly: (i) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any Assigned Trademark or Additional Trademark, (ii) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Assigned Trademark or Additional Trademark, or (iii) attack, dispute, or contest the validity of or ownership of the Assigned Trademark or Additional Trademark. Licensee shall conform to the customary industry standards for the protection of the Assigned Trademark and Additional Trademark with respect to manner of use of the Assigned Trademark and Additional Trademark in the Field in the Territory.

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(d) Licensee shall include, to the extent permitted by Applicable Law, on the label or package insert of each unit of Licensed Product intended for sale a statement that such Licensed Product (but not the Assigned Trademark) “is produced under license from Lipocine, Inc.” or a similar phrase as mutually agreed by the Parties. Licensee shall mark the Licensed Products with the patent numbers of all applicable Licensed Patents, consistent with Applicable Laws, including patent marking statutes.

5.10 Domain Names.

(a) During the Term, Licensee shall be solely responsible, at its own cost, for the registration and maintenance of the Assigned Domain Names. Licensee shall not abandon the Assigned Domain Names without Lipocine’s prior written consent. In the event Licensee materially fails to fulfill its obligations under this Section 5.10 and such failure materially adversely effects Lipocine or the Assigned Domain Names, Licensee shall assign back to Lipocine the Assigned Domain Names within [***]days following notice of such failure from Lipocine if Licensee fails to cure such failure within such [***] day notice period. In the event the Assigned Domain Names are assigned back to Lipocine, such Assigned Domain Names shall automatically be deemed licensed to Licensee and shall be considered Licensed Technology subject to the terms and conditions of this Agreement.

(b) In addition to the Assigned Domain Names, Licensee shall have the right to apply for additional domain names for the Licensed Product (“Additional Domain Names”) in its sole discretion. Licensee shall be the sole owner of any Additional Domain Name and shall be solely responsible, at its own cost, for registration and maintenance of any Additional Domain Name.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality Obligations. Each Party agrees that, during the Term and for seven (7) years thereafter, all Confidential Information of the other Party shall be maintained in strict confidence, and shall not be used for any purpose other than the purposes expressly permitted by this Agreement, and, subject to Section 6.2, shall not be disclosed to any Third Party. The foregoing obligations will not apply to any information to the extent that it can be established by competent proof that such information:

(a) was already known to the recipient as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

(b) had been independently developed by or for the receiving Party without reference to, use, or disclosure of the disclosing Party’s Confidential Information.

(c) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the recipient;

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(d) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the recipient in breach of this Agreement; or

(e) was subsequently lawfully disclosed to the recipient by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party.

6.2 Permitted Usage. Each Party may use and disclose Confidential Information of the other Party, in accordance with this Agreement, as follows: (a) under appropriate confidentiality provisions no less restrictive than those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to or retained by such Party; (b) in connection with the Prosecution of patents or enforcement of Enforceable IP, in accordance with this Agreement; (c) in connection with prosecuting or defending litigation arising out of or relating to this Agreement; (d) for complying with Applicable Law, including rules of the Securities Exchange Commission or of any stock exchange (including NASDAQ), filing for, obtaining and maintaining Regulatory Approvals, maintaining licensure with state regulatory bodies, complying with applicable court orders or governmental regulations, or as otherwise required by Applicable Law, but provided that if a Party is required by Applicable Law to make any disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement, it will disclose only for the sole purpose of and solely to the extent required by such Applicable Law, and it will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed; (e) in connection with obtaining financing, insurance, or investments or similar activity, to any financial advisors, accountants, potential sublicensees, investors, or potential acquirers, but provided that any such Person receiving the Confidential Information has a binding obligation of confidentiality, through written contract or professional code of conduct, to the Party disclosing such Confidential Information that is substantial similar to the obligations of confidentiality herein.

6.3 Terms of Agreement. The terms of this Agreement shall be Confidential Information of both Parties, and subject to the terms of this Article 6. Prior to any disclosure of this Agreement in accordance with Section 6.2 to comply with rules of the Securities Exchange Commission or of any stock exchange (including NASDAQ), to the extent not prohibited by Applicable Law, the Party disclosing this Agreement shall provide the other Party with the proposed redactions of this Agreement that the first Party intends to disclose for the other Party’s review and comment. The Party disclosing this Agreement shall incorporate the other Party’s comments to the extent such comments related to the other Party’s Confidential Information or intellectual property. The Parties agree to discuss and coordinate in good faith a unified set of redactions for this Agreement that will be used by both Parties to comply with rules of the Securities Exchange Commission or of any stock exchange (including NASDAQ).

6.4 Public Announcements. Upon execution of this Agreement or reasonably soon thereafter, both Parties shall be permitted to issue a mutually agreed upon press release, which press release may contain, at a minimum, the Parties’ names and the key financial terms of this Agreement. Except as permitted under Section 6.2, neither Party shall make any subsequent public announcement concerning this Agreement or the terms hereof, not previously made public without breach of this Agreement, without the prior written approval of the other Party, such consent not be unreasonably withheld or delayed by such other Party, with regard to the form, content, and precise timing of such announcement.

6.5 Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any authorized representative of the receiving Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

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6.6 Existing Confidentiality Agreement. It is agreed between the Parties that this Agreement shall supersede that certain Confidential Disclosure Agreement, dated as of October 4, 2019 by and between the Parties, as amended; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 General. Each Party represents and warrants to the other that:

(a) it is duly organized and validly existing under the law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement (including the Assignment and Assumption Agreement) to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement (including the Assignment and Assumption Agreement) and to perform its obligations hereunder, and the individual executing this Agreement (including the Assignment and Assumption Agreement) on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement (including the Assignment and Assumption Agreement) is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement (including the Assignment and Assumption Agreement) by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law; and

(d) it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement (including the Assignment and Assumption Agreement).

7.2 Representations, Warranties and Covenants of Lipocine. Lipocine hereby represents, warrants and covenants to Licensee that:

(a) as of the Effective Date, it has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted under this Agreement, and, as of the effective date of the exercise of the option under Section 2.2, it has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted in Section 2.2(g);

(b) as of the Effective Date, it has the full right, power and authority to assign, free and clear of any security interests, liens or other collateral, the Assigned Agreements, Assigned Domain Names and Assigned Trademarks to Licensee in accordance with the Assignment and Assumption Agreement and to perform the technology transfer set forth in Section 2.7;

(c) as of the Effective Date, the Assigned Trademark and Assigned Domain Names represent all material trademarks (including associated goodwill) and domain names under Lipocine’s Control as of the Effective Date that are specifically and substantially directed to the Licensed Products;

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(d) as of the Effective Date, the Assigned Agreements represent all of Lipocine’s material agreements with Third Parties as of the Effective Date that are specifically and substantially directed to the Licensed Products;

(e) as of the Effective Date and to Lipocine’s knowledge, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Lipocine in connection with the execution, delivery and performance by Lipocine of this Agreement to which it will be a party or the consummation by Lipocine of the transactions contemplated hereby and thereby;

(f) except for the Clarus Settlement Agreement, to Lipocine’s knowledge, it has not undertaken and will not undertake, any material obligation, or grant any right, license, sublicense, interest or lien, that conflicts with its obligations, or the rights and licenses granted to Licensee (including under the Licensed Technology or New Lipocine Data), under the terms of this Agreement, or impairs the rights granted by Lipocine to Licensee under the terms of this Agreement;

(g) as of the Effective Date, to Lipocine’s knowledge, it has made available to Licensee a copy of (i) all relevant material data and information with respect to the Licensed Products, (ii) any material correspondence to and from any Regulatory Authority concerning the Licensed Products (including, but not limited to, with respect to the termination, suspension or material modification of any Clinical Trials of the Licensed Products) and (iii) all adverse event files and complaint files related to the Licensed Products that were reported to the FDA, with respect to the foregoing subclauses (i)-(iii), that are in the possession of Lipocine as of the Effective Date.

(h) to its knowledge, as of the Effective Date, all filings with and submissions to the FDA made by Lipocine, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading;

(i) all Licensed Patents existing as of the Effective Date are set forth on Schedule 1.78, and to its knowledge, such Licensed Patents represent all Patents Controlled by Lipocine that are necessary or reasonably useful for Licensee’s Development, Manufacture or Commercialization of the Licensed Products as contemplated by this Agreement;

(j) as of the Effective Date, it is the sole and exclusive owner of the entire right, title, and interest in the Licensed Patents set forth on Schedule 1.78, and to its knowledge, the Licensed Patents set forth on Schedule 1.78 are free of any encumbrance, lien, or claim of ownership by any Third Party;

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(k) to its knowledge, all Development and Manufacture of the Licensed Products prior to the Effective Date has been performed in all material respects with Applicable Law (including GMP, as applicable);

(l) to its knowledge, all Clinical Trials conducted prior to the Effective Date have complied in all material respects with all Applicable Law (and all Data was collected and maintained in accordance with all applicable Data Security and Privacy Laws);

(m) as of the Effective Date, there are no adverse actions, challenges, suits, claims or other judicial, arbitral or administrative proceedings pending or to, its knowledge, threatened or asserted by or against Lipocine or any of its Affiliates in any court or before any Governmental Entity with respect to the Licensed Technology, including with respect to the ownership, scope, duration, validity enforceability, priority or right to use the Licensed Technology;

(n) as of the Effective Date and except as disclosed on Schedule 7.2(n): (i) Lipocine has not received any written communication, or been named in any proceeding, alleging or implying that the Licensed Technology or the operation of the business of the Lipocine is infringing or misappropriating any intellectual property of a Third Party or Person; (ii) no action has been instituted or, to Lipocine’s knowledge, threatened relating to any Licensed Technology; and (iii) no Licensed Technology is subject to any proceeding or outstanding order or stipulation restricting in any way the use, transfer, or licensing by Licensee, or which may adversely affect the validity, use, or enforceability of such Licensed Technology;

(o) to its knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of the Licensed Technology by any Person, including any employee, former employee, independent contractor or consultant of Lipocine, except as would not, individually or in the aggregate, result in a material adverse effect on Lipocine nor Licensee’s rights under this Agreement;

(p) as of the Effective Date, the execution, delivery and performance by Lipocine of this Agreement and its compliance with the terms and provisions hereof does not, to its knowledge, violate or result, in any material respect, in a breach of or default under any binding obligation or agreement of Lipocine existing as of the Effective Date;

(q) as of the Effective Date, IND No. 106476 is the IND covering the First Product, NDA No. 208088 is the NDA covering the First Product and IND No. 119099 is the IND covering the Second Product;

(r) as of the Effective Date, the AbbVie Agreement is in full force and effect and neither Lipocine nor any of its Affiliates has received any written notice alleging any material breach (and neither Lipocine nor any of its Affiliates is currently in material breach, nor will it be in material breach as a result of the delivery and execution of this Agreement) of the AbbVie Agreement; and

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(s) as of the Effective Date, other than the AbbVie Agreement, there are no other Third Party agreements pursuant to which Lipocine owes royalties with respect to the Licensed Technology or Licensed Products.

7.3 Representations, Warranties, and Covenants of Antares. Licensee hereby represents, warrants, and covenants to Lipocine during the Term that:

(a) it will maintain all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement;

(b) it will comply in all material respects with all Applicable Laws in performing its activities under this Agreement, including with respect to its conduct of Clinical Trials;

(c) it will maintain a commercially reasonable system of internal accounting controls in compliance with Applicable Laws and GAAP; and

(d) it will not knowingly or willfully infringe upon or misappropriate any intellectual property rights of a Third Party in performing its activities under this Agreement.

7.4 Anti-Bribery and Anti-Corruption Compliance.

(a) Neither Party has directly or indirectly, offered, promised, paid, authorized or given, nor will in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

For purposes of this Agreement: (i) “Government Official” means any official, officer, employee or representative of: (A) any federal, state, provincial, county or municipal government or any department or agency thereof; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any government; and

(ii) “Other Covered Party” means any political party or party official, or any candidate for political office.

(b) In performing under this Agreement, each Party (and its Affiliates) agrees to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(c) Neither Party is aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

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(d) No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without the other Party’s prior written approval.

(e) In the event that Licensee violates the FCPA or any applicable anti- corruption law or breaches any provision in this Section, Lipocine shall have the right to unilaterally terminate this Agreement. In addition, Licensee shall defend, indemnify and hold harmless Lipocine from and against any and all costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature, including reasonable attorneys’ fees arising from any improper payment made in violation of the FCPA, any applicable anti- corruption laws or this Section, directly or indirectly, by, on behalf of or with the knowledge of the Licensee, in relation to this Agreement.

7.5 Debarment. Neither Party has ever been, is not currently, nor is it the subject of a proceeding that could lead to it becoming a Debarred Entity, Excluded Entity, or Convicted Entity and it will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List for clinical investigators. Each Party further covenants that if, during the Term, it becomes a Debarred Entity, Excluded Entity, or Convicted Entity or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual, or a Convicted Individual, or is added to the FDA’s Disqualified/Restricted List for clinical investigators, then such Party shall immediately notify the other Party. For purposes of this provision, the following definitions shall apply:

(a) A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

(b) A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(c) An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d) A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e) “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor.

7.6 Privacy Laws. Each Party covenants that it will comply with all Applicable Laws in its performance of its obligations under this Agreement. The Parties will enter into a written agreement governing PII protection prior to exchanging any PII under this Agreement consistent with Applicable Laws safeguard such PII.

7.7 DISCLAIMER. [***]

7.8 No Other Representations or Warranties. [***]

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ARTICLE 8

INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE;

8.1 Indemnification by Licensee. Licensee shall indemnify, hold harmless, and defend Lipocine, its Affiliates, and their respective equity holders, directors, officers, employees and agents (“Lipocine Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) finally awarded to a Third Party by a court of competent jurisdiction or agreed to in a settlement approved by Licensee that result from any claim made or brought against a Lipocine Indemnitee by or on behalf of such Third Party, and subject to Section 8.3, any direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) (“Litigation Costs”) incurred by a Lipocine Indemnitee while investigating or conducting the defense of such Third Party claim, in any such case, to the extent such claim arises out of or results from (a) any material breach of, or material error in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee or any of the Licensee Indemnitees or Sublicensees, (b) the negligence or willful misconduct by or of any of the Licensee Indemnitees or Sublicensees, (c) except for claims subject to Section 5.6 or Section 5.8, the Development, Manufacturing, or Commercialization of a Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensees (including claims relating to product liability, off-label marketing and promotion, and manufacturing defects) during the Term, or (d) Licensee’s contractual agreements with Third Parties during the Term. Licensee shall have no obligation to indemnify the Lipocine Indemnitees to the extent that the Losses arise out of or result from, (i) any material breach of, or material error in, any representation or warranty made by Lipocine in this Agreement, or any breach or violation of any covenant or agreement of the Lipocine Indemnitees in or pursuant to this Agreement or (ii) the negligence or willful misconduct by or of any of the Lipocine Indemnitees.

8.2 Indemnification by Lipocine. Lipocine shall indemnify, hold harmless, and defend Licensee, its Affiliates and their respective equity holders, officers, employees and agents (“Licensee Indemnitees”) from and against any and all Losses finally awarded to a Third Party by a court of competent jurisdiction or agreed to in a settlement approved by Lipocine that result from any claim made or bought against a Licensee Indemnitee by or on behalf of such Third Party, and subject to Section 8.3, any Litigation Costs incurred by a Licensee Indemnitee while investigating or conducting the defense of such Third Party claim, in any such case, to the extent such claim arises out of or results from (a) any material breach of, or material error in, any representation or warranty made by Lipocine in this Agreement, or any breach or violation of any covenant or agreement of the Lipocine Indemnitees in or pursuant to this Agreement; (b) the negligence or willful misconduct by or of any of the Lipocine Indemnitees; (c) the Commercialization of Licensed Products by or on behalf of Lipocine, its Affiliates or its sublicensees outside the Field in the Territory or outside the Territory in or outside the Field; (d) the Development or Manufacture of Licensed Product by or on behalf of Lipocine or its Affiliates or sublicensees prior to the Effective Date, during the Term (except for claims subject to Section 5.6 or Section 5.8), or after the expiration or termination of this Agreement; (e) Third Party (including contract manufacturing organization (CMO)) payments that accrued prior to the Effective Date, (f) material breach of Lipocine’s contractual agreements with Third Parties regarding the Licensed Technology, including the AbbVie Agreement, or (g) the Manufacture or Commercialization of the Licensed Products following the effective date of termination of this Agreement (or solely with respect to a Terminated Product, as applicable), including, but not limited to, all product liability claims, claims that the Licensed Product infringe, misappropriate or violate a Third Party’s intellectual property rights, and Third Party claims related to the misappropriation of the Licensed Technology. Lipocine shall have no obligation to indemnify the Licensee Indemnitees to the extent that the Losses arise out of or result from (i) any material breach of, or material error in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee or any of the Licensee Indemnitees or Sublicensees or (ii) the negligence or willful misconduct by or of any of the Licensee Indemnitees.

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8.3 Procedure. In the event of any such claim against any Licensee Indemnitee or Lipocine Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement; provided that the failure to so notify promptly shall not relieve the indemnifying Party of its obligations under this Article 8 except to the extent of the actual prejudice suffered by such Party as a result of such failure; and further provided that, subject to Section 5.6, the indemnifying Party shall not have the right to assume the defense of such claim if such claim relates to a patent infringement claim. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in and participate in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 8.1 or Section 8.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. The indemnifying Party shall not affect any settlement of any such claims without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

8.4 Limitation of Liability. [***], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES OF ANY KIND, WHETHER THOSE CLAIMED DAMAGES ARE DIRECT OR INDIRECT), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. [***]. FOR THE AVOIDANCE OF DOUBT, THE REFERENCE TO ANY PAYMENT BY LICENSEE UNDER THIS AGREEMENT AS NON-REFUNDABLE AND/OR NON-CREDITABLE SHALL NOT BE READ TO BE A LIMITATION ON DAMAGES.

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8.5 Insurance.

(a) Each Party shall, at its sole expense, procure and maintain comprehensive general liability insurance with reputable insurers in usual and customary amounts as may be necessary to protect its interests and fulfill its obligations under this Agreement (including personal property, clinical trial and product liability insurance). Such comprehensive general liability insurance policy or policies will have aggregate limits of liability of not less than [***] with respect to any incident or occurrence and of not less than [***] in the aggregate and such product liability insurance policy or policies will have aggregate limits of liability of not less than (i) with respect to Licensee, [***] with respect to any incident or occurrence and of not less than [***] in the aggregate and (ii) with respect to Lipocine, [***] with respect to any incident or occurrence and of not less than [***] in the aggregate. The limits required under this Section 8.5 can be satisfied through any combination of primary, umbrella/excess, captive insurance or self-insurance; provided that, if a Party elects to self-insure all or part of the limits described above, such self-insurance program must be acceptable to the other Party in its reasonable discretion. The maintenance of such insurance policies shall not in any way limit either Party’s liability with respect to indemnification under this Agreement.

(b) Each Party shall maintain such comprehensive general liability insurance for a period of [***] years beyond the expiration or termination of this Agreement. Upon request, each Party shall provide the other Party with a certificate of insurance evidencing the minimum coverage required by this Section 8.5.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, on a Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term applicable to such Licensed Product and will expire in its entirety upon the expiration of the last Royalty Term, unless terminated earlier by either Party pursuant to this Article 9 (the “Term”).

9.2 Termination.

(a) For Material Breach. Subject to Section 9.3, if either Party at any time materially breaches any term, condition or agreement herein with respect to (a) the First Product or the Second Product (if applicable) or (b) this Agreement in its entirety, and, in either case of (a) or (b), fails to initiate and actively pursue a remedy to cure such breach within [***]days after receipt of written notice thereof from the other Party, that other Party may, at its sole discretion, immediately terminate this Agreement with respect to such First Product or Second Product (if applicable), or this Agreement in its entirety, as applicable.

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(b) For Bankruptcy. Each Party may terminate this Agreement in its entirety upon the occurrence of one or more of the following: (i) immediately upon written notice to the other Party in the event the other Party is insolvent or initiates a voluntary proceeding under any applicable bankruptcy law or code; or (ii) immediately upon written notice to the other Party in the event such other Party becomes the subject of an involuntary proceeding under any applicable bankruptcy law or code and such proceeding is not dismissed or stayed within [***] days of its commencement.

(c) For Failure to Timely Commercialize. If Licensee has not used Commercially Reasonable Efforts to complete the First Commercial Sale of each Licensed Product (if Licensee exercises its option to include the Second Product under this Agreement in accordance with Section 2.2) in the Field in the Territory no later than [***]months after receipt of final FDA Regulatory Approval for such Licensed Product in accordance with Section 4.9, subject to Section 9.3, Lipocine shall have the right to terminate this Agreement with respect to the relevant Licensed Product with immediate effect upon written notice thereof.

(d) For Patent Challenge. If Licensee, its Affiliates or a Sublicensee institutes a Challenge (except (i) as required under a court order or subpoena; (ii) as a defense against a claim, action or proceeding asserted by or on behalf of Lipocine (or any of its Affiliates or sublicensees) against Licensee or any of its Affiliates or Sublicensees, or otherwise in connection with an assertion of a cross-claim or a counterclaim; or (iii) any involvement in any interference proceeding or other adversarial proceeding similar to an interference, including as instituted by the U.S. Patent & Trademark Office or other agency or tribunal in any jurisdiction between the Licensed Patents and any inventions claimed in Patents owned, licensed or controlled by Licensee that was not pursuant to suggestion of interference by Licensee or its Affiliates relates to the validity, enforceability or scope of any claim therein not solely directed to a Licensed Product), Lipocine may, at its option, terminate this Agreement with [***]days’ prior written notice; provided that Lipocine shall not have the right to terminate this Agreement under this Section 9.2(d) with immediate effect if such Challenge is withdrawn or dismissed within such [***]day period.

(e) For Convenience. Licensee shall have the right to terminate this Agreement (i) in its entirety after Regulatory Approval of the Second Product, or (ii) on a Licensed Product-by-Licensed Product basis, (x) with respect to the First Product after Commercial Launch of the First Product, (y) with respect to the Second Product, (A) with payment of a termination fee of [***] if notice is given before dosing of the first patient in the Phase 3 Trial of the Second Product, or (B) if notice is given after dosing the first patient in the Phase 3 Trial of the Second Product, as applicable, in each case (i) and (ii), for any or no reason upon [***]days’ written notice to Lipocine. If Licensee exercises its right to terminate under Section 9.2(e)(ii)(y) while the Phase 3 Trial of the Second Product is ongoing, (1) Licensee shall provide Lipocine with its rationale (including reasonable supporting data, if applicable) to discontinue such Phase 3 Trial, and (2) Lipocine shall have the right, at its sole discretion, to direct Licensee to either wind down and terminate such Phase 3 Trial or, to use Commercially Reasonable Efforts to transfer to Lipocine such Phase 3 Trial of the Second Product, and Licensee shall bear all reasonable costs for such wind down or transfer activities prior to the effective date of termination. [***]

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(f) For Failure to Develop or Commercialize. Lipocine shall have the right to terminate this Agreement with immediate notice to Licensee on a Licensed Product-by-Licensed Product basis if Licensee ceases all or substantially all Development or Commercialization activities for such Licensed Product for a continuous period [***].

9.3 Product-by-Product Termination. In the event of termination of this Agreement with respect to either the First Product or the Second Product (i.e., not this Agreement in its entirety) (a “Terminated Product”), such terminated First Product or Second Product, as applicable, shall automatically be removed from the definition of “Licensed Product” and throughout this Agreement without any further action of either Party and this Agreement shall continue pursuant to the terms and conditions hereof with respect to the other Licensed Product. For example, if this Agreement is terminated by Licensee pursuant to Section 9.2(e) with respect to the Second Product, this Agreement shall continue with respect to the First Product and the effects of termination set forth in Section 9.7. shall only apply to this Agreement with respect to the Second Product.

9.4 Non-Compete. For avoidance of doubt, notwithstanding the non-compete provisions of Section 2.8(b), Lipocine shall have the right to Develop, Manufacture, and Commercialize in the Field in the Territory any Licensed Product that has been terminated pursuant to this Article 9, or, with respect to the Second Product, if Licensee does not exercise its option for the Second Product in accordance with Section 2.2.

9.5 Election to Terminate. [***]

9.6 Effects of Expiration.

(a) Without limiting Section 3.4(d), upon expiration (but not early termination) of this Agreement, the licenses granted by Lipocine to Licensee pursuant to Section 2.1 and Section 2.2 shall become perpetual, fully-paid up, royalty-free, and non-exclusive with respect to such Licensed Product.

(b) Upon expiration (but not early termination) of this Agreement, all rights and licenses granted by Licensee to Lipocine under this Agreement, including under Section 2.3, shall automatically become non-exclusive and expand to include the Field inside the Territory.

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9.7 Effects of Termination.

(a) Reversion of Rights to Lipocine. [***]

(b) Expansion of Rights. [***]

(c) Licensed Technology. [***]

(d) Regulatory Documentation. Upon termination of this Agreement, Licensee shall transfer and assign to Lipocine all (or solely with respect to a Terminated Product, as applicable) then-existing Regulatory Documentation (excluding any Licensee Data contained therein unless the Parties enter into a license agreement with respect thereto in accordance with Section 4.5) in Licensee’s possession together with all of Licensee’s rights in the transferred Regulatory Documentation, including all IND and NDA filings and Regulatory Approvals, in each case with respect to a Terminated Product, in each case pursuant to the dossier transfer letters held in escrow to become effective as of the effective date of such termination of this Agreement and attached hereto as Exhibit 7, as applicable.

(e) Domain Names. Upon termination of this Agreement in its entirety or with respect to a Terminated Product, Licensee shall transfer and assign and hereby transfers and assigns to Lipocine those Assigned Domain Names that are exclusively related to the Terminated Product(s), and the Assignment and Assumption Agreement attached hereto as Exhibit 2 shall become effective. In addition, Licensee shall grant and hereby does grant, a world-wide, non-exclusive, perpetual, fully-paid up right and license under those Additional Domain Names that are exclusively related to the Terminated Product(s) to Develop, Manufacture and Commercialize the Terminated Product(s). Lipocine shall have the option to purchase from Licensee on commercially reasonable terms all Additional Domain Names that are not used by Licensee after termination of this Agreement with respect to each Licensed Product.

(f) Trademarks. Upon termination of this Agreement in its entirety or with respect to a Terminated Product, Licensee shall transfer and assign and hereby transfers and assigns to Lipocine those Assigned Trademarks that are exclusively related to the Terminated Product(s), and the Assignment and Assumption Agreement attached hereto as Exhibit 2 shall become effective. In addition, Licensee shall grant and hereby does grant, a world-wide, non- exclusive, perpetual, fully-paid up right and license under those Additional Trademarks that are in use with the Terminated Product(s) as of the effective date of termination, to Develop, Manufacture and Commercialize the terminated Licensed Product(s); provided that Lipocine’s use of any such Additional Trademarks shall be in accordance with Antares’ reasonable written instructions, guidelines and restrictions. Lipocine shall have the option to purchase from Licensee on commercially reasonable terms all Additional Trademarks that are not used by Licensee after termination of this Agreement with respect to each Licensed Product.

(g) Regulatory Authorities. [***]

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(h) Cooperation. Licensee shall promptly execute and deliver any and all (or solely with respect to a Terminated Product, as applicable) documents necessary to effectuate the transfers and assignments pursuant to the foregoing clauses Section 9.7(a)-(g) and otherwise reasonably assist Lipocine in effectuating such transfer and assignment, including pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2. On or promptly after the effective date of termination, at Lipocine’s reasonable written request, Licensee shall use Commercially Reasonable Efforts to transfer and assign to Lipocine all contracts between Licensee and its contract manufacturers and suppliers, in each case solely related to the Terminated Product(s) (subject to such Third Parties’ consent, if applicable).

(i) Inventory. Upon termination of this Agreement in its entirety or with respect to a Terminated Product, Licensee shall have the right to sell its remaining inventory of each such Terminated Product(s) for a period of [***] days following such termination of this Agreement in its entirety or with respect to such Terminated Product so long as Licensee is able to do so in compliance with Applicable Laws and has fully paid, and continues to fully pay when due, any and all royalties and milestone payments owed to Lipocine with respect to the sale of its remaining inventory of such Terminated Product(s). Lipocine shall have the right, but not the obligation, to purchase any remaining inventory of each such Terminated Product(s) at Licensee’s actual cost of Manufacturing such Terminated Product(s).

9.8 Development Cost Recovery for the Second Product. To the extent Licensee exercises the option under Section 2.2 and the Second Product becomes a Licensed Product, the following Development cost recovery provisions shall apply to the Second Product:

(a) [***]

(b) [***]

(c) [***]

9.9 Transition Services. [***]

9.10 Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, each Party shall return to the other Party and cease using all (or solely with respect to a Terminated Product, as applicable) Confidential Information of the other; provided, however, each Party may retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purpose.

9.11 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated to survive termination of this Agreement.

9.12 Governmental Consents. In the event that a Governmental Entity forces the termination of, does not consent to, or withholds any necessary consent related to this Agreement, the Parties shall take all actions necessary to ensure that each Party receives the benefits of the bargain that inure to such Party under the terms and conditions of this Agreement, including, the licenses, claims, rights, intellectual property, use, benefits, obligations, potential for gain, or dominion, control and command over any assets, claim or rights that inure to such Party under this Agreement.

9.13 Survival. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination of this Agreement shall survive the expiration or early termination of this Agreement for the period so specified, if any, or for perpetuity, including Articles 1 (as necessary for the interpretation of the surviving provisions), 6, 8, and 10, and Sections 2.4(b), 2.11, 3.5, 3.6, 3.7(a) (for one (1) Calendar Quarter following expiration or earlier termination), 3.7(b), 3.7(c) (for one (1) Calendar Quarter following expiration or earlier termination), 3.8, 3.9, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13.

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ARTICLE 10

GENERAL PROVISIONS

10.1 Entire Agreement. The Parties acknowledge that this Agreement, together with the exhibits and schedules attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, understandings and representations, whether written or oral, with respect to the subject matter hereof.

10.2 Modification; Waiver. No waiver, modification, amendment or alteration of any provision of this Agreement will be valid or effective unless made in writing and signed by each of the Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provisions or any other rights or provisions hereunder.

10.3 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one (1) remedy will not preclude the exercise of any other remedy.

10.4 Further Assurances. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.

10.5 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for any delay or failure in fulfilling or performing any term of this Agreement when such delay or failure is caused by or results from a Force Majeure Event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure Event may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure Event. The non-performing Party shall notify the other Party of such Force Majeure Event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

10.6 Assignments. Neither this Agreement nor any interest hereunder may be assigned, nor any other obligation delegated, by a Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) [***]; and (b) either Party shall have the right to assign this Agreement without consent of the other Party to an Affiliate of the assigning Party or to any successor in interest in a Change of Control in a manner such that the assigning Party will remain liable and responsible for the performance and observance of all of its duties and obligations hereunder (subject to Section 2.7, if applicable to the assigning Party). This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 10.6 will be null and void.

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10.7 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through its Affiliates or may exercise some or all of its rights under this Agreement through its Affiliates (including by sublicense); provided, however, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6. Each Party will prohibit all of its Affiliates from taking any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.

10.8 Relationship of the Parties. The Parties shall perform their obligations under this Agreement as independent contractors and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other.

10.9 No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise crate any Third Party beneficiary hereto.

10.10 No Use of Names. Except as otherwise required under Applicable Law, or as otherwise permitted under Section 6.4, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity, without the prior written approval of such other Party in each instance, except for either Party’s references to the other as the licensor or licensee (as applicable) or a collaboration partner under this Agreement. The restrictions imposed by this Section 10.10 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall use reasonable efforts to submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

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10.11 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person (in which case, it will be effective upon delivery), transmitted by facsimile, if facsimile number is provided below (receipt verified; in which case, it will be effective upon delivery) or by express courier service (signature required; in which case, it will be effective two business days after being deposited with such courier service), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Lipocine:	Lipocine Inc.
Attn. Chief Financial Officer
675 Arapeen Dr, Suite 202
Salt Lake City, UT 84095

With a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA, 92130
Attention: Steven T. Chinowsky, Esq.
Fax: (858) 523-5450

If to Licensee:

Antares Pharma, Inc.
100 Princeton South Corp. Center
Suite 300
Ewing, NJ 08628
Attn: SVP, Corporate Development

With a copy to (which shall not constitute notice hereunder):

Antares Pharma, Inc.
100 Princeton South Corp. Center
Suite 300
Ewing, NJ 08628
Attn: General Counsel

10.12 Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement shall be governed, and shall be interpreted, construed, and enforced, in all respects by the law of the State of Delaware, without giving effect to any conflict of law rule that would result in the application of the law of any jurisdiction other than the internal law of the State of Delaware to the rights and duties of the Parties. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of United States District Court for the District of Delaware, or, if such suit, action or other proceeding may not be brought in such court for lack of federal jurisdiction, in another court having jurisdiction over such matter in the State of Delaware, for any matter arising out of or relating to this Agreement and the transactions contemplated hereby.

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10.13 Dispute Resolution. With respect to any disputes between the Parties concerning this Agreement, the dispute shall be submitted to escalating levels of Licensee and Lipocine senior management for review. If the dispute cannot be resolved despite such escalation, then the matter may be referred by either Party to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [***] days after referral. Such resolution, if any, by the Executive Officers shall be in writing and final and binding on the Parties. If the Executive Officers are unable to resolve such dispute within such [***] day period, each Party will be free to pursue all rights available to it under law or equity in the state and federal courts of the State of Delaware, provided that it has complied with this Section 10.13. Notwithstanding the foregoing, either Party may seek emergency or temporary injunctive relief in any court of competent jurisdiction.

10.14 Headings. The article, section and subsection headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or subsections to which such headings apply.

10.15 Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the word “or” is used in the inclusive sense (and/or), and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days.

10.16 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but, if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic, business and other purposes is consistent with the invalid or unenforceable provision.

10.17 Counterparts. This Agreement may be executed in counterparts (including by facsimile or electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

LIPOCINE INC.		ANTARES PHARMA, I C.

(“Lipocine”),		(“Licensee”)

By:		By:
Name:	Mahesh Patel	Name:	Robert Apple
Title:	CEO. President and Chairman	Title:	President and Chief Executive Officer

[Signature Page to License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

LIPOCINE INC.		ANTARES PHARMA, INC.

(“Lipocine”)		(“Licensee”)

By:		By:
Name:	Mahesh Patel	Name:	Robert Apple
Title:	CEO. President and Chairman	Title:	President and Chief Executive Officer

[Signature Page to License Agreement]

Exhibit 1

Assignment and Assumption Agreement (Lipocine to Licensee)

[***]

Exhibit 1

Assigned Agreement

[***]

Exhibit 2

Assigned IP

[***]

Exhibit 3

Trademark Assignment Agreement (For Recordation)

[***]

Exhibit 2

Assignment and Assumption Agreement (Licensee to Lipocine)

[***]

Exhibit 2

Trademark Assignment Agreement (For Recordation)

[***]

Exhibit 3

Tlando NDA Transfer Letter

[***]

Exhibit 4

Tlando IND Transfer Letter

[***]

Exhibit 5

Tlando XR IND Transfer Letter

[***]

Exhibit 6

Clarus Settlement Agreement

[***]

Exhibit 7

Dossier Transfer Letters From Licensee to Lipocine

[***]

Schedule 1.78

Licensed Patents

First Product:

[***]

Second Product:

[***]

Schedule 2.7(e)

[***]

Schedule 4.7

Supply Terms

1. Term. The term of the definitive supply agreement shall be for [***], extendable for an additional period of [***] if Lipocine is unable for any reason to enter into an agreement with [***] for contract manufacturing services for the Licensed Products outside the Territory.

2. Supply of Licensed Product. Licensee will use Commercially Reasonable Efforts to supply or have supplied to Lipocine such quantities of Licensee Supplied Product as ordered by Lipocine, its Affiliates or its sublicensees, based on Licensee’s then-existing inventory.

3. Form of Supply. Licensee shall not be required to make any changes to the Licensed Products for purposes of supplying Lipocine. The Licensee Supplied Product shall be supplied in bulk form and will have identical formulation and composition as Licensee’s general inventory of such Licensed Products in bulk form (i.e. not packaged or finished product).

4. Price. [***]

5. Quality. The Licensee Supplied Product shall meet the same quality standards as the Licensed Products and shall comply with Applicable Laws in the Territory and Licensee’s own specifications for the Licensed Products.

6. Delivery Terms. [***]

Schedule 4.8-A

Existing Inventory Terms and Conditions

[***]

Schedule 4.8-B

Existing Inventory

First Product:

[***]

Second Product:

[***]

Schedule 7.2(n)

[***]